     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 9, 1999.

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                               BUSYBOX.COM, INC.

                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

             DELAWARE                              1711                             94-3233035
 (STATE OR OTHER JURISDICTION OF       (PRIMARY STANDARD INDUSTRIAL               (IRS EMPLOYER
  INCORPORATION OR ORGANIZATION)       CLASSIFICATION CODE NUMBER)            IDENTIFICATION NUMBER)

                               701 BATTERY STREET
                                  THIRD FLOOR
                            SAN FRANCISCO, CA 94111
                                 (415) 283-1811

         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               701 BATTERY STREET
                                  THIRD FLOOR
                            SAN FRANCISCO, CA 94111
                                 (415) 283-1811

(ADDRESS OF PRINCIPAL PLACE OF BUSINESS OR INTENDED PRINCIPAL PLACE OF BUSINESS)

            PATRICK A. GROTTO, CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                               701 BATTERY STREET
                                  THIRD FLOOR
                            SAN FRANCISCO, CA 94111
                                 (415) 283-1811

      (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
                        AREA CODE, OF AGENT FOR SERVICE)
                           --------------------------

                                   COPIES TO:

     THOMAS T. PROUSALIS, JR., ESQ.               DAVID A. CARTER, P.A.
     1919 Pennsylvania Avenue, N.W.                  2300 Glades Road
               Suite 800                                Suite 210W
         Washington, D.C. 20006                    Boca Raton, FL 33431
             (202) 296-9400                           (561) 750-6999
           (202) 296-9403 Fax                       (561) 367-0960 Fax
           COUNSEL TO ISSUER                      COUNSEL TO UNDERWRITER

                           --------------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
   AS SOON AS PRACTICABLE AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE.
                           --------------------------

IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434, CHECK THE FOLLOWING BOX. /X/

                        CALCULATION OF REGISTRATION FEE

                                                            PROPOSED MAXIMUM    PROPOSED MAXIMUM
         TITLE OF EACH CLASS OF              AMOUNT TO       OFFERING PRICE        AGGREGATE            AMOUNT OF
       SECURITIES TO BE REGISTERED         BE REGISTERED      PER SECURITY       OFFERING PRICE     REGISTRATION FEE
Common Stock, $.01 Par Value(1)..........     2,300,000        $  5.00            $ 11,500,000          $   3,966
Warrants(2)..............................     2,300,000        $   .125           $    287,500          $      99
Common Stock Underlying Warrants(3)......     2,300,000        $  5.50            $ 12,650,000          $   4,362
Underwriter's Common Stock Option(4).....       200,000            --                  --                  --
Common Stock Underlying Underwriter's
 Common Stock Option(5)..................       200,000        $  8.25            $  1,650,000          $     569
Underwriter's Warrant Option(6)..........       200,000            --                  --                  --
Warrants Underlying Underwriter's Warrant
 Option(7)...............................       200,000        $   .20625         $     41,250          $      14
Common Stock Underlying Underwriter's
 Warrant Option(8).......................       200,000        $  8.25            $  1,650,000          $     569
  Total Registration and Fee(9)..........                                         $ 27,778,750          $   9,579

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) Includes 300,000 shares reserved for the option, exercisable within 45 days after the date on which the Securities and Exchange Commission (the "Commission") declares this Registration Statement effective, to cover over-allotments, if any (the "Over-Allotment Option"), granted by the Company to Barron Chase Securities, Inc. ("Underwriter"). See
    "Underwriting."

(2) Includes 300,000 Redeemable Common Stock Purchase Warrants ("Purchase Warrants" or the "Warrants") reserved for the Over-Allotment Option. The Warrants (a) may be purchased separately from the Common Stock in the offering, (b) are exercisable during a five-year period commencing on the effective date of this Registration Statement, and (c) shall be redeemable, at the option of the Company, at $.05 per Warrant upon 30 days' prior written notice, (i) if the closing bid price, as reported on the Nasdaq SmallCap Market-SM-, or the closing sale price, as reported on a national or regional securities exchange, as applicable, of the shares of the Registrant's Common Stock for 30 consecutive trading days ending within ten days of the notice of redemption of the Warrants averages in excess of $10.00 per share, subject to adjustment, and (ii) after a then current registration statement has been declared effective by the Commission with regard to the shares of Common Stock to be received by the holder upon exercise, but (iii) during the one-year period after the effective date of this Registration Statement, only with the written consent of the Underwriter. Pursuant to Rule 416 under the Securities Act of 1933, as amended ("Securities Act"), such additional number of these securities are also being registered to cover any adjustment resulting from the operation of the anti-dilution provisions relating to the Warrants.

(3) Reserved for issuance upon exercise of the Warrants. Pursuant to Rule 416 under the Securities Act, such additional number of shares of Common Stock subject to the Warrants are also being registered to cover any adjustment resulting from the operation of the anti-dilution provisions relating to the Warrants.

(4) To be issued to the Underwriter or persons related to the Underwriter. Pursuant to Rule 416 under the Securities Act, such additional number of Underwriter stock options ("Common Stock Underwriter Warrants") are also being registered to cover any adjustment resulting from the operation of the anti-dilution provisions relating to the Common Stock Underwriter Warrants.

(5) Reserved for issuance upon exercise of the Common Stock Underwriter Warrants. Pursuant to Rule 416 under the Securities Act, such additional number of shares of Common Stock subject to the Common Stock Underwriter Warrants are also being registered to cover any adjustment resulting from the operation of the anti-dilution provisions relating to the Common Stock Underwriter Warrants.

(6) To be issued to the Underwriter or persons related to the Underwriter. Pursuant to Rule 416 under the Securities Act, such additional number of Underwriter warrant options ("Warrant Underwriter Warrants") are also being registered to cover any adjustment resulting from the operation of the anti-dilution provisions relating to the Warrant Underwriter Warrants.

(7) Reserved for issuance upon exercise of the Warrant Underwriter Warrants. Pursuant to Rule 416 under the Securities Act, such additional number of warrants to purchase shares of Common Stock subject to the Warrant Underwriter Warrants ("Underwriter Underlying Warrants") are also being registered to cover any adjustment resulting from the operation of the anti-dilution provisions relating to the Warrant Underwriter Warrants.

(8) Reserved for issuance upon exercise of the Underwriter Underlying Warrants. Pursuant to Rule 416 under the Securities Act, such additional number of shares of Common Stock subject to the Underwriter Underlying Warrants are also being registered to cover any adjustment resulting from the operation of the anti-dilution provisions relating to the Underwriter Underlying Warrants.

(9) The requisite fee has been paid in connection with this Registration Statement.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                               BUSYBOX.COM, INC.

                             CROSS-REFERENCE SHEET
                            PURSUANT TO ITEM 501(B)
                 SHOWING LOCATION IN PROSPECTUS OF INFORMATION
                         REQUIRED BY ITEMS OF FORM SB-2

         REGISTRATION STATEMENT ITEM                 CAPTION IN PROSPECTUS
---------------------------------------------  ---------------------------------
 1.  Front of Registration Statement and
      Outside Front Cover of Prospectus......  Facing Page; Cross-Reference
                                               Sheet; Prospectus Cover Page

 2.  Inside Front and Outside Back Cover
      Pages of Prospectus....................  Prospectus Cover Page; Prospectus
                                               Back Cover Page

 3.  Summary Information and Risk Factors....  Prospectus Summary; The Company;
                                               Risk Factors

 4.  Use of Proceeds.........................  Use of Proceeds

 5.  Determination of Offering Price.........  Risk Factors; Underwriting

 6.  Dilution................................  Dilution and Other Comparative
                                               Data

 7.  Selling Security-holders................  Description of Securities

 8.  Plan of Distribution....................  Prospectus Cover Page;
                                               Underwriting

 9.  Legal Proceedings.......................  Legal Proceedings

10.  Directors, Executive Officers, Promoters
      and Control Persons....................  Management; Principal
                                               Shareholders

11.  Security Ownership of Certain Beneficial
      Owners and Management..................  Principal Shareholders

12.  Description of Securities...............  Description of Securities

13.  Interest of Named Experts and Counsel...  Legal Matters; Experts

14.  Disclosure of Commission Position on
      Indemnification for Securities Act
      Liabilities............................  Certain Relationships and Related
                                               Transactions

15.  Organization Within Five Years..........  Prospectus Summary; Business

16.  Description of Business.................  Business

17.  Management's Discussion and Analysis or
      Plan of Operation......................  Management's Discussion and
                                               Analysis or Plan of Operation

18.  Description of Property.................  Business

19.  Certain Relations and Related
      Transactions...........................  Certain Relationships and Related
                                               Transactions

20.  Market for Common Equity and Related
      Stockholder Matters....................  Description of Securities

21.  Executive Compensation..................  Management

22.  Financial Statements....................  Financial Statements

23.  Changes in and Disagreements With
      Accountants on Accounting and Financial
      Disclosure.............................  Not applicable

                                                FILED PURSUANT TO RULE 424(b)(1)
                                                      REGISTRATION NO. 333-70717
                   SUBJECT TO COMPLETION, DATED JUNE 9, 1999

                                2,000,000 SHARES
                               2,000,000 WARRANTS

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                     [LOGO]

                                  COMMON STOCK
                                    WARRANTS

                                  -----------

    Prior to this offering, there has been no public market for our common stock and warrants. The initial public offering price of our common stock is $5.00 per share and $.125 per warrant. We have applied for the inclusion of our common stock and warrants on the Nasdaq SmallCap Market ("Nasdaq") under the symbols "BUSY" and "BUSYW."

    The underwriter has an option to purchase a maximum of 300,000 additional shares of our common stock and 300,000 additional warrants to cover over-allotments of our shares and warrants.

    INVESTING IN OUR COMMON STOCK AND WARRANTS INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

                                                                             UNDERWRITING
                                                            PRICE TO         DISCOUNTS AND        PROCEEDS
                                                             PUBLIC           COMMISSIONS      TO BUSYBOX.COM
                                                        -----------------  -----------------  -----------------
Per Share.............................................        $5.00              $.50               $4.50
Per Warrant...........................................        $.125             $.0125             $.1125
Total.................................................     $10,250,000        $1,025,000         $9,225,000

    Neither the Securities and Exchange Commission nor any other state securities commission has approved these securities or determined that this prospectus is accurate or complete. Any representation to the contrary is illegal.

                        [BARRON CHASE SECURITIES' LOGO]

                The date of this Prospectus is           , 1999.

                                 --------------

                               TABLE OF CONTENTS

                                                 PAGE
                                               ---------
Prospectus Summary...........................          3
Risk Factors.................................          5
Use of Proceeds..............................         15
Dilution.....................................         16
Capitalization...............................         17
Dividend Policy..............................         17
Management's Discussion and Analysis or Plan
  of Operation...............................         18
Business.....................................         22
Management...................................         35
Principal Stockholders.......................         40

                                                 PAGE
                                               ---------

Certain Relationships and Related
  Transactions...............................         41
Description of Securities....................         43
Underwriting.................................         46
Legal Matters................................         49
Legal Proceedings............................         49
Experts......................................         49
Where You Can Find More Information..........         49
Index to Financial Statements................        F-1
Report of Independent Certified Public
  Accountants................................        F-2

                                 --------------

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY BE USED ONLY WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY BE ACCURATE ONLY ON THE DATE OF THIS DOCUMENT.

    Delivery of the shares of common stock will be made on or about           ,
1999 against payment in immediately available funds.

                     DEALER PROSPECTUS DELIVERY OBLIGATION

    UNTIL           , 1999 (25 DAYS AFTER THE COMMENCEMENT OF THIS OFFERING),
ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS AN UNDERWRITER AND WITH RESPECT TO UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

    This prospectus contains forward-looking statements and information relating to us, our industry and to other U.S. and international Internet businesses. These forward-looking statements are based on the beliefs of our management, as well as assumptions made by and information currently available to our management. When used in this prospectus, the words "estimate," "project," "believe," "anticipate," "intend," "expect" and similar expressions are intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are subject to risks and uncertainties that may cause our actual results to differ materially from those contemplated in our forward-looking statements. We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

                               PROSPECTUS SUMMARY

    THIS SUMMARY MAY NOT CONTAIN ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE ENTIRE PROSPECTUS, INCLUDING THE FINANCIAL DATA AND RELATED NOTES, BEFORE MAKING AN INVESTMENT DECISION. UNLESS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS ASSUMES NO EXERCISE OF THE OVER-ALLOTMENT OPTION TO PURCHASE ADDITIONAL SHARES OF COMMON STOCK AND WARRANTS GRANTED TO THE UNDERWRITER.

                               BUSYBOX.COM, INC.

    busybox designs, develops, maintains, services, markets, sells and distributes digital imagery, including black and white and color still photographs, film footage and video, over the Internet to our customers in the technology, media, entertainment, government, corporate and sports industries. We believe that our proprietary Java-based technology, combined with our component-based content programming, uniquely enables busybox to catalogue, manage, transact, deliver and reconcile digital images and video on the Internet. We also believe that our component-based programming is unique in the industry and provides a significant business opportunity for busybox when combined with the emerging and rapidly developing Internet e-commerce marketplace.

    A principal customer of busybox is Corbis Corporation, a Bellevue, Washington based interactive, digital image company owned by William H. Gates, III, a co-founder of Microsoft Corporation. Corbis Corporation owns one of the world's largest collections of digitized visual content, with approximately 1.3 million photos, prints and other images reproduced in digital form, and is one of the world's preeminent commercial providers of digital visual content. In May 1998, busybox entered into an agreement for services with Corbis Corporation whereby we were responsible for the design, development and implementation of a digital image catalogue within the Corbis Internet Web site (www.corbisimages.com). Also, in May 1998, busybox entered into an automatically renewable maintenance agreement with Corbis Corporation whereby we were responsible to operate, maintain, monitor and service the digital image catalogue that we designed and developed for Corbis Corporation. The maintenance agreement with Corbis Corporation remains in full force and effect, and our relationship with Corbis Corporation remains good.

    Other principal customers of busybox include Visual Communications Group Limited and FPG International LLC (Freelance Photographers' Guild), subsidiaries of United News & Media plc, a major London, England based media firm with interests in business services, consumer publishing, broadcasting and entertainment. Visual Communications Group is a major worldwide producer and distributer of stock photography for the advertising, design, press, publishing and business to business markets. Visual Communications Group's catalogue contains more than six million images. FPG International is one of the largest and most recognized stock photography agencies in the world. FPG International's collection contains millions of images of all subjects and styles and adds approximately 100,000 new images every year.

    Another principal customer of busybox is the National Basketball Association ("NBA"), for whom we have developed a proprietary agent technology which monitors Web related intellectual property rights, among other services.

    For the years ending December 31, 1997 and 1998, and for the quarter ending March 31, 1999, all of our revenues were derived, directly or indirectly, from the Internet.

    We intend to principally use the proceeds of this offering for operating costs and working capital, including business development, capital equipment, marketing and sales and mergers and acquisitions with complementary companies in an effort to significantly expand our business and operations. We are not sure that the proceeds of this offering will enable us to expand our business and operations.

    busybox was incorporated in Delaware in October 1995. In this prospectus, we will refer to busybox.com, inc. as "busybox," "we" and "us." Our principal executive offices are located at 701 Battery Street, Third Floor, San Francisco, California 94111, and our telephone number is (415) 283-1811. Our principal Internet Web site address is www.busybox.com. The information on our Web site is not part of this prospectus.

                                  THE OFFERING

Common Stock Offered.........................  2,000,000 Shares
Warrants Offered.............................  2,000,000 Warrants
Common Stock Outstanding:
  Before the Offering........................  5,260,000 Shares
  After the Offering.........................  7,260,000 Shares
Warrants Outstanding:
  Before the Offering........................  None
  After the Offering.........................  2,000,000
Estimated Net Proceeds.......................  $8,225,000
Use of Proceeds..............................  Operations and development, capital equipment, marketing and sales, mergers and
                                               acquisitions and working capital.
Proposed Nasdaq Symbols:
  Common Stock...............................  BUSY
  Warrants...................................  BUSYW
Internet Web Site Address....................  www.busybox.com

                            SELECTED FINANCIAL DATA

                                                          YEARS ENDED DECEMBER 31,      THREE MONTHS
                                                         ---------------------------        ENDED
                                                             1997          1998        MARCH 31, 1999
                                                         ------------  -------------  -----------------
Statement of Earnings Data:
  Net sales............................................  $    833,797   $ 1,170,022     $     122,659
  Operating profit.....................................  $     61,160   $     4,662     $    (292,581)
  Earnings (loss) before income taxes..................  $     62,087   $     8,238     $    (244,487)
  Net earnings (loss)..................................  $     61,287   $     7,438     $    (244,487)
  Earnings (loss) per share............................  $        .02   $        --     $        (.06)
  Weighted average shares outstanding..................     2,600,000     2,843,630         4,075,000

                                                                      MARCH 31, 1999
                                                         ----------------------------------------
                                                                                      PRO FORMA
                                                                                         AS
                                                         HISTORICAL  PRO FORMA (1)  ADJUSTED (2)
                                                         ----------  -------------  -------------
Balance Sheet Data:
  Working capital......................................  $  (66,771)  $ 1,758,229   $   9,983,229
  Total assets.........................................  $  398,513   $ 2,223,513   $  10,448,513
  Total liabilities....................................  $  261,094   $   261,094   $     261,094
  Stockholders' equity.................................  $  137,419   $ 1,962,419   $  10,187,419

------------------------

(1) Gives effect to the pro forma adjustment for the net proceeds of the sale of 1,185,000 shares of our common stock for $2,370,000 in a private placement transaction in April 1999.

(2) Adjusted to reflect the sale of our securities in this offering, less underwriting discounts and commissions and the payment of expenses of this offering estimated at $1,000,000.

                                  RISK FACTORS

    INVESTING IN OUR COMMON STOCK INVOLVES RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW BEFORE MAKING AN INVESTMENT DECISION. THESE RISKS AND UNCERTAINTIES ARE NOT THE ONLY ONES FACING BUSYBOX OR WHICH MAY ADVERSELY AFFECT OUR BUSINESS. IF ANY OF THE FOLLOWING RISKS OR UNCERTAINTIES ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS MAY BE MATERIALLY ADVERSELY AFFECTED. IN THIS EVENT, THE TRADING PRICE OF OUR COMMON STOCK MAY DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT. THIS PROSPECTUS ALSO CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS MAY DIFFER FROM THOSE DESCRIBED IN THE FORWARD-LOOKING STATEMENTS. THIS MAY OCCUR BECAUSE OF THE RISKS DESCRIBED BELOW AND ELSEWHERE IN THIS PROSPECTUS.

OUR BUSINESS IS DIFFICULT TO EVALUATE BECAUSE WE HAVE A LIMITED OPERATING
  HISTORY.

    We were incorporated in Delaware in October 1995 and have a limited operating history. We face the risks and problems associated with new businesses and have a limited operating history upon which to base an evaluation of our future prospects. Such prospects should be considered in light of the risks, expenses and difficulties frequently encountered in the expansion of a new business in an industry characterized by a significant number of market entrants and intense competition. The market for our products, systems and services is relatively new, intensely competitive, rapidly evolving and subject to rapid change. Many of our current and potential competitors have longer operating histories, greater name recognition, larger installed customer bases and significantly greater financial, technical and marketing resources than we have. Therefore, it is difficult to evaluate our business and prospects.

WE EXPECT TO CONTINUE TO INCUR LOSSES AND EXPERIENCE NEGATIVE CASH FLOWS.

    We expect to have significant operating losses and to record significant net cash outflow before financing in the near term. Our business has not generated sufficient cash flow to fund our operations without resorting to external sources of capital. Starting up our company and building our business required substantial capital and other expenditures. As a result, we reported an operating loss before interest of approximately $292,581 for the period ending March 31, 1999, and net cash outflow before financing of approximately $71,859 for the same period. Further developing our operations and expanding our business will require significant additional capital and other expenditures.

WE CAN MAKE NO ASSURANCES OF FUTURE PROFITABILITY OR PAYMENT OF DIVIDENDS.

    We can make no assurances that our future operations will result in additional revenues or will be profitable. Should the operations of busybox be profitable, it is likely that we would retain much or all of our earnings in order to finance future growth and expansion. Therefore, we do not presently intend to pay dividends, and it is not likely that any dividends will be paid in the foreseeable future.

AN INVESTOR IN OUR OFFERING WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION
  FROM AN INVESTMENT IN THIS OFFERING.

    An investor in our offering will experience immediate and substantial dilution. As of March 31, 1999, we had a pro forma net tangible book value of $1,900,789 or $.36 per share. After giving effect to the sale of the shares in our offering at an offering price of $5.00 per share, after deducting underwriting discounts and estimated offering expenses, adjusted pro forma net tangible book value would be $10,125,789 or $1.39 per share. The result will be an immediate increase in net tangible book value per share of $1.03 (approximately 286%) to existing shareholders and an immediate dilution to new investors of $3.61 (approximately 72%) per share. As a result, an investor in our offering will bear most of the risk of loss since his or her shares are being purchased at a cost substantially above the price that existing shareholders acquired their shares.

WE MAY NEED ADDITIONAL CAPITAL TO FUND OUR OPERATIONS AND FINANCE OUR GROWTH, AND WE MAY NOT BE ABLE TO OBTAIN IT ON TERMS ACCEPTABLE TO US OR AT ALL.

    We intend to fund our operations and other capital needs for the next 12 months substantially from the proceeds of this offering, but there can be no assurance that such funds will be sufficient for these purposes. We may require substantial amounts of the proceeds of this offering for our future expansion, operating costs and working capital. We have made no arrangements to obtain future additional financing, if required, and there can be no assurance that such financing will be available, or that it will be available on terms acceptable to us.

OUR SUCCESS IS PRINCIPALLY DEPENDENT ON THE ABILITIES OF OUR MANAGEMENT.

    Our success is principally dependent on our current management for the operation of our business. We have recently entered into employment agreements with Messrs. Grotto, Esposito, Carter, Bloodworth and Leffers. However, if the employment of any of these persons terminates, or he or she is unable to perform his or her duties, we may be substantially affected in our ability to operate our business. The agreements also contain non-compete provisions but may be limited in geographical scope. We have agreed to purchase key-man life insurance on Messrs. Grotto, Esposito and Carter in the amount of $1 million each prior to the closing of this offering. busybox will be the owner and beneficiary of the term insurance policies.

OUR SUCCESS IS ALSO DEPENDENT ON QUALIFIED TECHNICAL PERSONNEL.

    We believe that our future success will depend in large part upon our continued ability to recruit and retain qualified technical personnel. Competition for qualified technical personnel is significant, particularly in the San Francisco area in which our operations are located. We are not sure that our relationship with our employees will remain good.

OUR PROPOSED MERGERS AND ACQUISITIONS CAMPAIGN IS UNCERTAIN AND POSES RISKS TO
  OUR BUSINESS.

    Following the closing of this offering, we intend to engage in a mergers and acquisitions campaign in order to merge with or acquire companies engaged in a similar business. We have not entered into any negotiations to merge with or acquire any such target companies, but we have identified several such companies engaged in a complementary business. We can make no assurances that we will be able to merge with or acquire any companies. Although we intend to utilize approximately $750,000 of the net proceeds of this offering in our mergers and acquisitions activities during the 12 months following the date of this prospectus, no assurances can be made that such funds will enable us to expand our base or realize profitable consolidated operations. In addition, our stockholders may not have the opportunity to review the financial statements of any of the companies that may be acquired or have the opportunity to vote on any proposed acquisitions since Delaware law does not require such review and approval. The stockholders of busybox will therefore be dependent on the judgment of the management of the Company in their selection of merger and acquisition candidates. Should such funds not be utilized in its mergers and acquisitions activities, we intend to utilize the funds in equal amounts in working capital, capital equipment and marketing and sales.

THE MANAGEMENT OF BUSYBOX HAS BROAD DISCRETION IN THE USE OF THE NET PROCEEDS OF THIS OFFERING, AND IF WE DO NOT ALLOCATE THEM WISELY, YOUR INVESTMENT MAY BE AT RISK.

    The management of busybox has broad discretion to adjust the application and allocation of the net proceeds of this offering, including funds received upon exercise of the warrants, which may total up to $11,000,000, of which there is no assurance, in order to address changed circumstances and opportunities. As a result of the foregoing, our success will be substantially dependent upon the discretion and judgment of the management of the Company with respect to the application and allocation of the net proceeds of this offering. Pending use of the proceeds, the proceeds will be invested by us in temporary, short-term interest-bearing obligations.

FAILURE OF COMPUTER SYSTEMS AND SOFTWARE TO BE YEAR 2000 ("Y2K") COMPLIANT MAY INCREASE OUR COSTS, DISRUPT OUR SERVICES AND REDUCE DEMAND FROM OUR CLIENTS.

    Our business is dependent upon a number of different information and telecommunications technologies to access and manage information, including handling a high volume of communications on a daily basis. Rapid and evolving changes in these technologies may require greater than anticipated capital expenditures to improve or upgrade a high level of customer service. A failure to manage our information and telecommunications technologies may have a material adverse effect on our business, operating results and financial condition.

    Our dependence upon information and telecommunications technology makes us relevant to Year 2000 (Y2K) issues. Because the Company is dependent on telecommunications technologies in the operation of our business, we must be able to identify and correct Year 2000 issues on a more expedited basis than companies in other industries who are not as dependent on information and telecommunications technologies. We believe that our information and telecommunications technologies are Year 2000 compliant. However, because busybox and its customers are dependent on certain third-party vendors and suppliers who may not necessarily be Year 2000 compliant, such lack of compliance may have a material adverse effect on our business, operating results and financial condition.

OUR SUCCESS IS DEPENDENT ON THE CONTINUED GROWTH OF ONLINE COMMERCE.

    Our future revenues and any future profits may become dependent upon the widespread acceptance and use of the Internet and commercial online services as an effective medium of commerce by consumers. For us to be successful, these consumers must accept and utilize novel ways of conducting business and exchanging information. Convincing consumers to purchase products online may be particularly difficult, as such consumers have traditionally relied on catalogue purchases and are accustomed to a certain degree of human interaction in purchasing products. Rapid growth in the use of and interest in the Web, the Internet and commercial online services is a recent phenomenon, and there can be no assurance that acceptance and use will continue to develop or that a sufficiently broad base of consumers will adopt, and continue to use, the Internet and commercial online services as a medium of commerce, particularly for purchases of our products. Demand for recently introduced services and products over the Internet and commercial online services is subject to a high level of uncertainty and there exist few proven services and products. The development of the Internet and commercial online services as a viable commercial marketplace is subject to a number of factors, including continued growth in the number of users of such services, concerns about transaction security, continued development of the necessary technological infrastructure and the development of complementary services and products. If the Internet and commercial online services do not become a viable commercial marketplace, our business, operating results and financial condition may be materially adversely affected.

RAPID TECHNOLOGICAL CHANGE MAY HAMPER OUR ABILITY TO SUCCEED.

    The Internet and the online commerce industry are characterized by rapid technological change, changes in user and customer requirements and preferences, frequent new product and service introductions embodying new technologies and the emergence of new industry standards and practices that could render our existing online sites and proprietary technology and systems obsolete. The emerging nature of these products and services and their rapid evolution will require that we continually improve the performance, features and reliability of our online services, particularly in response to competitive offerings. Our success will depend, in part, on our ability to enhance our existing services, to develop new services and technology that address the increasingly sophisticated and varied needs of our prospective customers and to respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis. The development of online sites and other proprietary technology entails significant technical and business risks and requires substantial expenditures and lead time. It is difficult to determine if we will successfully use new technologies effectively or adapt its online sites, proprietary technology and transaction-processing systems to customer requirements or emerging industry standards. If we are unable, for technical, legal, financial or other reasons, to adapt in a timely manner in response to changing market conditions or customer requirements, our business, operating results and financial condition may be materially adversely affected.

SECURITY RISKS ASSOCIATED WITH ONLINE COMMERCE MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR REPUTATION, BUSINESS, OPERATING RESULTS AND FINANCIAL CONDITION.

    A fundamental requirement for online commerce and communications is the secure transmission of confidential information over public networks. busybox relies on software encryption and authentication technology licensed from third parties to provide the security and authentication necessary to effect secure transmission of confidential information, such as customer credit card numbers. In addition, we maintain an extensive confidential database of customer profiles and transaction information. Advances in computer capabilities, new discoveries in the field of cryptography or other events or developments may not prevent a compromise or breach of the algorithms used by busybox to protect customer transaction and personal data contained in our customer database. If any compromise of our security were to occur, it may have a material adverse effect on our reputation, business, operating results and financial condition. A party who is able to circumvent our security measures may misappropriate proprietary information or cause interruptions in our operations. We may be required to expend significant capital and other resources to protect against such security breaches or to alleviate problems caused by such breaches. Concerns over the security of transactions conducted on the Internet and commercial online services and the privacy of users may also inhibit the growth of the Internet and commercial online services, especially as a means of conducting commercial transactions. To the extent that our activities or third-party contractors involve the storage and transmission of proprietary information, such as credit card numbers or other personal information, security breaches may expose us to a risk of loss or litigation and possible liability to us. Our security measures may not prevent security breaches that may have a material adverse effect on our business, operating results and financial condition.

INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS AGAINST US, EVEN WITHOUT MERIT, MAY COST A SIGNIFICANT AMOUNT OF MONEY TO DEFEND AND DIVERT MANAGEMENT'S ATTENTION AWAY FROM OUR BUSINESS.

    As the number of software products in our target markets increases and the functionality of these products further overlap, software industry participants may become increasingly subject to infringement claims. Someone may even claim that our technology infringes their proprietary rights. Any infringement claims, even if without merit, can be time consuming and expensive to defend. They may divert our attention and resources and may cause service implementation delays. They also could require us to enter into costly royalty or licensing agreements. If successful, a claim of product infringement against us and our inability to license the infringed or similar technology may adversely affect our business, operating results and financial condition.

BECAUSE WE HAVE INTERNATIONAL BUSINESS, WE FACE ADDITIONAL RISKS RELATED TO FOREIGN POLITICAL AND ECONOMIC CONDITIONS.

    We derive a significant amount of our revenues from businesses in the United Kingdom. We intend to expand further into international markets. We cannot be sure that we will be able to obtain the necessary telecommunications infrastructure in a cost-effective manner or compete effectively in international markets. In addition, there are risks inherent in conducting business internationally. These include:

    - Unexpected changes in regulatory requirements.

    - Export restrictions.

    - Tariffs and other trade barriers.

    - Challenges in staffing and managing foreign operations.

    - Differing technology standards.

    - Employment laws and practices in foreign countries.

    - Political instability.

    - Fluctuations in currency exchange rates.

    - Imposition of currency exchange controls.

    - Potentially adverse tax consequences.

    Any of these risks may adversely affect our international operations. We cannot be sure that one or more of these risk factors will not have a material adverse effect on our current or future international operations and, consequently, on our business, operating results and financial condition.

GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES MAY ADD ADDITIONAL COSTS TO DOING
  BUSINESS ON THE INTERNET AND MAY LIMIT OUR CLIENTS' USE OF THE INTERNET.

    Laws and regulations directly applicable to communications or commerce over the Internet are becoming more prevalent. The adoption or modification of laws or regulations relating to the Internet may adversely affect our business. The last session of the United States Congress resulted in Internet laws regarding children's privacy, copyrights, taxation and the transmission of sexually explicit material. The European Union recently enacted its own privacy regulations. The law of the Internet, however, remains largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel and taxation apply to the Internet. In addition, the growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on companies conducting business online. For example, Germany and the European Union have enforced laws and regulations on content distributed over the Internet that are more strict than those currently in place in the United States.

THE MARKETS WE SERVE ARE HIGHLY COMPETITIVE AND MANY OF OUR COMPETITORS HAVE MUCH GREATER RESOURCES.

    The market for Internet technologies and services is highly competitive and we expect that competition will continue to intensify. We compete with (i) other Web sites, portals and Internet companies to acquire and provide content to attract users, (ii) Internet broadcasters, (iii) online services, other Web site operators and advertising networks, as well as traditional media such as television and print, for a share of advertisers' total advertising budgets and
(iv) local television stations and national television networks for sales of advertising spots. We are not sure that we will be able to compete successfully or that the competitive pressures faced by us, including those described below, will not have a material adverse effect on our business, operating results and financial condition.

    Competition among Web sites and portals that provide compelling content, including digital media content, is intense and is expected to increase significantly in the future. We compete against a variety of businesses that provide media content through one or more mediums, such as print, television, cable television and the Internet. Traditional media companies that have not established a significant presence on the Internet may expend resources to establish such a presence in the future. We compete generally with other content providers for the time and attention of users and for advertising revenues. To compete successfully, we must license and then provide sufficiently compelling and popular content to generate users, support advertising intended to reach such users and attract business and other organizations seeking Internet and distribution services. We believe that the principal competitive factors in attracting Internet users include the quality of service and the relevance, timeliness, depth and breadth of content and services offered. In the market for Internet distribution of radio and television programming, we compete with ISPs, television stations and networks that originate their own Internet broadcasts. We also compete for the time and attention of Internet users with thousands of Web sites operated by businesses and other organizations, individuals, governmental agencies and educational institutions. For example, certain Web sites may provide a collection of links to other Web sites with digital streaming media content. We expect competition to intensify and the number of competitors to increase significantly in the future. In addition, as we expand the scope of our content and services, we will compete directly with a greater number of Web sites and other media companies. Because the operations and strategic plans of existing and future competitors are undergoing rapid change, it is extremely difficult for us to anticipate which companies are likely to offer competitive technologies and services in the future.

    We also compete with companies that provide Internet services to businesses and other organizations. Principal competitive factors include price, transmission quality, transmission speed, reliability of service, ease of access, ease of use, customer support, brand recognition and operating experience. Our current and potential competitors may have significantly greater financial, technical and marketing resources, longer operating histories and greater brand recognition. Companies that provide media streaming software may also enter the market for Internet services. If media streaming technology and backbone bandwidth becomes more readily available to companies at low prices, our customers may decide to broadcast their own programming. In particular, local exchange carriers, ISPs and other data communication service providers may compete in the future with a portion of or all of our business services as technological advancements facilitate the ability of these providers to offer effectively these services. We are not sure that we will be able to compete successfully against current or future competitors for Internet services.

    We also compete with online services, other Web site operators and advertising networks, as well as traditional media such as television and print for a share of advertisers' total advertising budgets. We believe that the principal competitive factors for attracting advertisers include the number of users accessing our Web sites, the demographics of our users, our ability to deliver focused advertising and interactivity through our Web sites and the overall cost-effectiveness and value of advertising offered by busybox. There is intense competition for the sale of advertising on high-traffic Web sites, which has resulted in a wide range of rates quoted by different vendors for a variety of advertising services, making it difficult to project levels of Internet advertising that will be realized generally or by any specific company. Any competition for advertisers among present and future Web sites, as well as competition with other traditional media for advertising placements, may result in significant price competition. We believe that the number of companies selling Web-based advertising and the available inventory of advertising space have recently increased substantially. Accordingly, we may face increased pricing pressure for the sale of advertisements. Reduction in our Web advertising revenues may have a material adverse effect on our business, results of operations and financial condition.

    We also compete for traditional media advertising sales with national television networks, as well as local television stations. Television content providers and national television networks may have larger and more established sales organizations than busybox. These companies may have greater name recognition and more established relationships with advertisers and advertising agencies than we have. Such competitors may be able to undertake more extensive marketing campaigns, obtain a more attractive inventory of ad spots, adopt more aggressive pricing policies and devote substantially more resources to selling advertising inventory. Our traditional media advertising sales efforts depend on our ability to obtain an inventory of ad spots across the television markets. If we are unable to obtain such inventory, it may have a material adverse effect on our business, operating results and financial condition.

    Many of our competitors have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships in the industry than we do. We cannot be sure that we will have the resources or expertise to compete successfully in the future. Our competitors may be able to:

    - More quickly develop and expand their network infrastructures and service offerings.

    - Better adapt to new or emerging technologies and changing customer needs.

    - Take advantage of mergers and acquisitions and other opportunities more readily.

    - Negotiate more favorable licensing agreements with software application vendors.

    - Devote greater resources to the marketing and sale of their products and services.

    - Adopt more aggressive pricing policies.

    Some of our competitors may also be able to provide customers with additional benefits at lower overall costs. We cannot be sure that we will be able to match cost reductions by our competitors. In addition, we believe that there is likely to be consolidation in our markets, which may increase price and other competition in ways that may materially adversely affect our business, operating results and financial condition. Finally, there are few substantial barriers to entry, and we currently have no patented technology that would bar competitors from our market.

OUR BUSINESS AND OPERATIONS MAY BE SUBJECT TO LIABILITY AND OUR INSURANCE MAY
  NOT BE ENOUGH TO COVER POTENTIAL CLAIMS.

    We provide training and related services to our customers in connection with our technology, products and systems. We therefore may be exposed to the risk of liability for injury. We maintain quality control programs in an attempt to reduce the risk of potential damage to persons and any associated potential liability. We maintain $1,000,000 per loss event/$6,000,000 policy aggregate of liability insurance covering damages resulting from negligent acts, errors, mistakes or omissions in rendering or failing to render its services. We are not a party to any legal proceedings and, to the best of our information, knowledge and belief, none is contemplated or has been threatened.

THE DIRECTORS OF OUR COMPANY HAVE CERTAIN LEGAL PROTECTIONS PROVIDED BY DELAWARE LAW, AND POTENTIAL CLAIMANTS MAY BE BARRED FROM RECOVERY.

    As permitted by the Delaware law, our Certificate of Incorporation limits the liability of directors to busybox or its stockholders for monetary damages for breach of a director's fiduciary duty except for liability in four specific instances. These are for (i) any breach of the director's duty of loyalty to busybox or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) unlawful payments of dividends or unlawful stock purchases or redemptions as provided in
Section 174 of the Delaware General Corporation Law, or (iv) any transaction from which the director derived an improper personal benefit. As a result of our charter provision and Delaware law, stockholders may have limited rights to recover against directors for breach of fiduciary duty.

THE PRICES OF OUR SECURITIES IN THIS OFFERING HAVE BEEN ARBITRARILY DETERMINED.

    There has been no prior public market for our securities. The price to the public of the securities offered hereby has been arbitrarily determined by negotiations between busybox and the underwriter and bears no relationship to our earnings, book value or any other recognized criteria of value. The offering price of $5.00 per share is substantially in excess of the pro forma net tangible book value of $0.32 per share, derived from our balance sheet as of March 31, 1999, and in excess of the price received by busybox for shares sold in prior securities transactions.

WE HAVE A REQUIREMENT TO KEEP OUR PROSPECTUS AND STATE BLUE SKY REGISTRATION CURRENT, AND OUR FAILURE TO DO SO MAY LIMIT YOUR ABILITY TO TRADE OUR SECURITIES.

    We will be able to issue shares of our common stock upon the exercise of the warrants and the underwriter's purchase option only if (i) there is a current prospectus relating to the securities offered hereby under an effective registration statement filed with the Securities and Exchange Commission, and
(ii) such common stock is then qualified for sale or exempt therefrom under applicable state securities laws of the jurisdictions in which the various holders of warrants reside. Although we intend to maintain a current registration statement, there can be no assurance, however, that we will be successful in maintaining a current registration statement. After a registration statement becomes effective, it may require updating by the filing of a post-effective amendment. A post-effective amendment is required when facts or events have occurred which represent a material change in the information contained in the registration statement. We intend to qualify the sale of the warrants in a limited number of states, although certain exemptions under certain state securities ("Blue Sky") laws may permit the warrants to be transferred to purchasers in states other than those in which the warrants were initially qualified. Qualification for the exercise of the warrants in the states is essential for the establishment of a trading market in the securities. We can make no assurances that we will be able to qualify our securities in any state. We will be prevented, however, from issuing common stock upon exercise of the warrants in those states where exemptions are unavailable and we have failed to qualify the common stock issuable upon exercise of the warrants. We may decide not to seek, or may not be able to obtain qualification of the issuance of such common stock in all of the states in which the ultimate purchasers of the warrants reside. In such a case, the warrants of those purchasers will expire and have no value if such warrants cannot be exercised or sold.

A PRIOR MARKET DOES NOT EXIST FOR OUR SECURITIES AND IT IS UNCERTAIN THAT A MARKET WILL DEVELOP FOLLOWING THIS OFFERING.

    No prior market exists for the securities being offered in this prospectus and no assurance can be given that a market will develop subsequent to this offering. The underwriter may make a market in our securities upon the closing of this offering, but there is no assurance that it will do so, or if a market develops that it will be sustained.

THE WARRANTS OFFERED FOR SALE IN THIS OFFERING ARE SUBJECT TO REDEMPTION AT $.05 PER WARRANT UNDER CERTAIN CONDITIONS, WHICH MAY MATERIALLY ADVERSELY AFFECT YOUR INVESTMENT IN BUSYBOX.

    We are offering 2,000,000 shares of common stock, $.01 par value per share, and 2,000,000 warrants. The common stock and the warrants (collectively, "Securities") are being offered separately and not as units, and each are separately transferable. Each warrant entitles the holder to purchase one share of common stock at $5.50 per share (subject to adjustment) during the five-year period commencing on the date of this prospectus. The warrants are redeemable by busybox for $.05 per warrant, on not less than thirty (30) days nor more than sixty (60) days written notice if the closing bid price for the common stock equals or exceeds $10.00 per share during any thirty (30) consecutive trading day period ending not more than fifteen (15) days prior to the date that the notice of redemption is mailed, provided there is then a current effective registration statement under the Securities Act of 1933, as amended ("Act") with respect to the issuance and sale of common stock upon the exercise of the warrants. Any redemption of the warrants during the one-year period commencing on the date of this prospectus shall require the written consent of the underwriter.

    We intend to qualify the sale of the securities in a limited number of states, although certain exemptions under certain state securities ("Blue Sky") laws may permit the warrants to be transferred to purchasers in states other than those in which the warrants were initially qualified. We will be prevented, however, from issuing common stock upon exercise of the warrants in those states where exemptions are unavailable and we have failed to qualify the common stock issuable upon exercise of the warrants. We may decide not to seek, or may not be able to obtain qualification of the issuance of such common stock in all of the states in which the ultimate purchasers of the warrants reside. In such case, the warrants of those purchasers will expire and have no value if such warrants cannot be exercised or sold. Accordingly, the market for the warrants may be limited because of our obligation to fulfill these requirements.

THE EXERCISE OF THE WARRANTS IN THIS OFFERING MAY HAVE A DILUTIVE EFFECT ON THE MARKET, WHICH MAY HAVE A MATERIAL ADVERSE EFFECT ON YOUR INVESTMENT.

    In addition to the 2,000,000 warrants offered in this offering, we will also issue to the underwriter and/or persons related to the underwriter, for nominal consideration, warrants to purchase 200,000 shares of common stock and 200,000 warrants. The underwriter's warrants will be exercisable for a five year period commencing from the effective date of the offering at an exercise price of 165% of the price at which the common stock and warrants are sold to the public subject to adjustment. The warrants may have certain dilutive effects because the holders thereof will be given the opportunity to profit from a rise in the market price of the underlying shares with a resulting dilution in the interest of our other shareholders. The terms on which we may obtain additional capital during the life of the warrants may be adversely affected because the holders of the warrants might be expected to exercise them at a time when we would otherwise be able to obtain comparable additional capital in a new offering of securities at a price per share greater than the exercise price of the warrants. We have agreed that, at the request of the holders thereof under certain circumstances, we will register under Federal and state securities laws the underwriter's warrants and/or the securities issuable thereunder. Exercise of these registration rights may involve substantial expense to us at a time when we may not be able to afford the cash expenditures which may adversely affect the terms upon which we may be able to obtain additional funding and which may materially adversely affect the price of our common stock.

NASDAQ HAS CERTAIN MARKET ELIGIBILITY AND MAINTENANCE REQUIREMENTS IN ORDER TO MAINTAIN OUR INCLUSION ON THE NASDAQ SMALLCAP MARKET, WHICH WE MAY NOT BE ABLE TO SUSTAIN.

    Under the current rules relating to the listing of securities on the Nasdaq SmallCap Market a company must have (a) at least $4,000,000 in net tangible assets, or $750,000 in net income in two of the last three years, or a market capitalization of at least $50,000,000, (b) public float of at least 1,000,000 shares, (c) market value of public float of at least $5,000,000, and (d) a minimum bid price of $4.00 per share, among other requirements. For a continued listing, a company must maintain (a) at least $2,000,000 in net tangible assets, or $500,000 in net income in two of the last three years, or a market capitalization of at least $35,000,000, (b) public float of at least 500,000 shares, (c) market value of public float of at least $1,000,000 and (d) a minimum bid price of $1.00 per share; among other requirements.

    Our common stock and the warrants are expected to be eligible for initial listing on the Nasdaq SmallCap Market under the current rules upon the closing of this offering. If at any time after issuance the common stock and warrants are not listed on the Nasdaq SmallCap Market, and no other exclusion from the definition of a "penny stock" under the Exchange Act were available, transactions in the securities would become subject to the penny stock regulations which impose additional sales practice requirements on broker-dealers who offer and sell such securities.

    If we should experience losses from operations, we may be unable to maintain the standards for a continued listing and the securities may be subject to delisting from the Nasdaq SmallCap Market. Trading, if any, in the securities would thereafter be conducted in the over-the-counter market on an electronic bulletin board established for securities that do not meet the Nasdaq SmallCap Market listing requirements or in what are commonly referred to as the "pink sheets." As a result, an investor may find it more difficult to dispose of or to obtain accurate quotations as to the price of our securities.

THE SECURITIES AND EXCHANGE COMMISSION MAY IMPOSE CERTAIN RESTRICTIONS ON THE MARKETABILITY OF LOW-PRICED SECURITIES, WHICH MAY MATERIALLY ADVERSELY AFFECT THE TRADING IN OUR SECURITIES.

    The Securities and Exchange Commission has adopted regulations which generally define "penny stock" to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. Upon authorization of the securities offered hereby for quotation, such securities will initially be exempt from the definition of "penny stock." If the securities offered hereby fall within the definition of a "penny stock" following the effective date, our securities may become subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell our securities and may affect the ability of purchasers in this offering to sell our securities in the secondary market.

SHARES OF COMMON STOCK THAT ARE ELIGIBLE FOR SALE IN THE FUTURE MAY MATERIALLY
  ADVERSELY AFFECT THE MARKET.

    All of our currently outstanding shares of common stock are "restricted securities" and, in the future, may be sold upon compliance with Rule 144, adopted under the Securities Act of 1933, as amended. Rule 144 provides, in essence, that a person holding "restricted securities" for a period of one year may sell only an amount every three months equal to the greater of (a) one percent of our issued and outstanding shares, or (b) the average weekly volume of sales during the four calendar weeks preceding the sale. The amount of "restricted securities" which a person who is not an affiliate of busybox may sell is not so limited, since nonaffiliates may sell without volume limitation their shares held for two years if there is adequate current public information available concerning us. Upon the sale of the securities, and assuming that there is no exercise of any issued and outstanding warrants, we will have 7,260,000 shares of our common stock issued and outstanding, of which 5,260,000 shares will be "restricted securities." Therefore, during each three month period, a holder of restricted securities who has held them for at least the one year period may sell under Rule 144 a number of shares up to 72,600 shares. Non-affiliated persons who hold for the two-year period described above may sell unlimited shares once their holding period is met. However, pursuant to the terms of the underwriting agreement, our current stockholders have agreed not to sell, transfer, assign or otherwise dispose of any of our restricted securities for a period of 24 months following the date of this prospectus.

    Prospective investors should be aware that the possibility of sales may, in the future, have a depressive effect on the price of our common stock in any market which may develop and, therefore, the ability of any investor to market his or her shares may be dependent directly upon the number of shares that are offered and sold. Our affiliates may sell their shares during a favorable movement in the market price of our common stock which may have a depressive effect on our price per share.

THE TRADING PRICES OF OUR SECURITIES MAY BE VOLATILE AND MAY MATERIALLY
  ADVERSELY AFFECT YOUR INVESTMENT IN BUSYBOX.

    The trading prices of our common stock and warrants may be volatile. The stock market in general, and the market for technology and Internet-related companies in particular, has experienced extreme volatility. This volatility has often been unrelated to the operating performance of such companies. We cannot be sure that an active public market for our securities will develop or continue after this offering. Investors may not be able to sell their securities at or above our initial public offering price. Prices for the securities will be determined in the marketplace and may be influenced by many factors, including variations in our financial results, changes in earnings estimates by industry research analysts, investors' perceptions of us and general economic, political, industry and market conditions. Volatile trading prices of our securities may materially adversely affect your investment in busybox.

                                USE OF PROCEEDS

    We will receive net proceeds of approximately $8,225,000 upon the sale of the securities in this offering, after deducting the underwriting discounts and estimated offering expenses. These net proceeds do not include the exercise of the underwriter's over-allotment option. We intend to use these proceeds approximately as follows:

                                                         APPROXIMATE AMOUNT
                                                           OF NET PROCEEDS        %
                                                         -------------------  ---------
    - Operations and Development.......................     $   2,000,000         24.32
    - Capital Equipment................................         2,000,000         24.32
    - Marketing and Sales..............................         2,500,000         30.40
    - Mergers and Acquisitions.........................           750,000          9.11
    - Working Capital..................................           975,000         11.85
                                                         -------------------  ---------
      Total............................................     $   8,225,000        100.00
                                                         -------------------  ---------
                                                         -------------------  ---------

    The amounts and timing of our actual expenditures will depend upon numerous factors, including the status of our product development efforts, marketing and sales activities, the amount of cash generated by our operations and competition. Actual expenditures may vary substantially from these estimates. We may find it necessary or advisable to use portions of the proceeds for other purposes. Pending application of the net proceeds as described above, we intend to invest the net proceeds of this offering in insured, short-term, investment-grade, interest-bearing securities.

                                    DILUTION

    As of March 31, 1999, we had a pro forma net tangible book value of $1,900,789 or $.36 per share. Net tangible book value per share means the tangible assets of busybox, less all liabilities, divided by the number of shares of common stock outstanding. After giving effect to the sale of the common stock in this offering at an assumed price of $5.00 per share after deducting underwriting discounts and estimated offering expenses, adjusted pro forma net tangible book value would be $10,125,789 or $1.39 per share. The result will be an immediate increase in net tangible book value per share of $1.03 (approximately 286%) to existing shareholders and an immediate dilution to new investors of $3.61 (approximately 72%) per share. As a result, investors in this offering will bear most of the risk of loss since their shares are being purchased at a cost substantially above the price that existing shareholders acquired their shares. "Dilution" is determined by subtracting net tangible book value per share after the offering from the offering price to investors. The following table illustrates this dilution assuming no exercise of the underwriter's over-allotment option:

Public offering price per share of the common stock offered hereby....             $    5.00
  Net tangible book value per share before pro forma adjustments......  $     .02
  Increase per share attributable to pro forma adjustments............  $     .34
                                                                        ---------
  Pro forma net tangible book value per share, before the offering....  $     .36
  Increase per share attributable to the sale by busybox of the shares
    offered hereby....................................................  $    1.03
                                                                        ---------
Pro forma net tangible book value per share, after the offering.......             $    1.39
                                                                                   ---------
Dilution per share to new investors...................................             $    3.61
                                                                                   ---------
                                                                                   ---------

    The above table assumes no exercise of the warrants, the underwriter's over-allotment option or the purchase option.

    The following table summarizes the investments of all existing stockholders and new investors after giving effect to the sale of the shares in this offering assuming no exercise of the underwriter's over-allotment option:

                                                                 PERCENTAGE                  PERCENT OF     AVERAGE
                                                      SHARES      OF TOTAL      AGGREGATE       TOTAL      PRICE PER
                                                    PURCHASED      SHARES     CONSIDERATION   INVESTED       SHARE
                                                    ----------  ------------  -------------  -----------  -----------
Present Stockholders..............................   5,260,000       72.45    $   5,053,550      33.57%    $     .96
                                                                                                               -----
                                                                                                               -----
Public Stockholders...............................   2,000,000       27.55%   $  10,000,000      66.43%    $    5.00
                                                    ----------      ------    -------------  -----------       -----
                                                                                                               -----
    Total.........................................   7,260,000      100.00%   $  15,053,550     100.00%    $    2.07
                                                    ----------      ------    -------------  -----------       -----
                                                    ----------      ------    -------------  -----------       -----

    If the over-allotment option is exercised in full, the investors in this offering will have paid $11,500,000 and will hold 2,300,000 shares of common stock, representing 69.47% percent of the total consideration and 30.42% percent of the total number of outstanding shares of common stock.

                                 CAPITALIZATION

    The following table sets forth the capitalization of busybox, as of March 31, 1999; on a pro forma basis after giving effect for the sale of 1,185,000 shares of common stock in April 1999; and as adjusted for the sale of the securities in this offering. The table should be read in conjunction with the Financial Statements, and the Notes, beginning on page F-1.

                                                                                                       PRO FORMA
                                                                         MARCH 31,                        AS
                                                                            1999      PRO FORMA(2)   ADJUSTED (3)
                                                                        ------------  -------------  -------------
Long-term debt (1)....................................................  $      9,486  $       9,486  $       9,486
                                                                        ------------  -------------  -------------
Stockholders' equity
  Common Stock, $.01 par value, 25,000,000 shares authorized,
    4,075,000 shares outstanding; 5,260,000 shares outstanding pro
    forma; 7,260,000 shares outstanding, as adjusted..................  $     40,750  $      52,600  $      72,600
  Additional paid-in capital..........................................     2,642,800      4,455,950     12,660,950
  Notes and accounts receivable stockholders..........................    (2,439,750)    (2,439,750)    (2,439,750)
  Retained earnings...................................................      (106,381)      (106,381)      (106,381)
                                                                        ------------  -------------  -------------
    Total stockholders' equity........................................       137,419      1,962,419     10,187,419
                                                                        ------------  -------------  -------------
    Total capitalization..............................................  $    146,905      1,971,905  $  10,196,905
                                                                        ------------  -------------  -------------
                                                                        ------------  -------------  -------------

------------------------

(1) Long-term debt consists primarily of capital lease obligations with non-related parties. See Note D to the accompanying "Financial Statements," beginning on page F-9.

(2) As adjusted to reflect the net proceeds of the sale of 1,185,000 shares of common stock for $2,370,000 in a private placement transaction in April 1999.

(3) As adjusted to reflect the net proceeds of this offering. Assumes no exercise of (i) the warrants; (ii) the underwriter's over-allotment option to purchase up to 300,000 shares of common stock and 300,000 warrants; or
    (iii) the underwriter's purchase option to purchase up to 200,000 shares of common stock and 200,000 warrants.

                                DIVIDEND POLICY

    We have never paid cash dividends on our common stock and have no plans to do so in the foreseeable future. The declaration and payment of any dividends in the future will be determined by the board of directors and will depend on a number of factors including our earnings, capital requirements and overall financial condition.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

    THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ TOGETHER WITH THE FINANCIAL STATEMENTS AND RELATED NOTES OF BUSYBOX INCLUDED IN THIS PROSPECTUS, BEGINNING ON PAGE F-1. THE DISCUSSION IN THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES, SUCH AS STATEMENTS OF OUR PLANS, OBJECTIVES, EXPECTATIONS AND INTENTIONS. THE CAUTIONARY STATEMENTS MADE IN THIS PROSPECTUS APPLY TO ALL RELATED FORWARD-LOOKING STATEMENTS WHEREVER THEY APPEAR IN THIS PROSPECTUS. OUR ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE ANTICIPATED IN SUCH FORWARD-LOOKING STATEMENTS. FACTORS THAT MAY CAUSE OR CONTRIBUTE TO DIFFERENCES INCLUDE THOSE DISCUSSED IN "RISK FACTORS," AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS. THE FORWARD-LOOKING STATEMENTS CONTAINED IN THIS PROSPECTUS ARE MADE AS OF THE DATE OF THIS PROSPECTUS, AND WE ASSUME NO OBLIGATION TO UPDATE THESE FORWARD-LOOKING STATEMENTS OR TO UPDATE THE REASONS ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS.

OVERVIEW

    busybox designs, develops, maintains, services, markets, sells and distributes digital imagery, including black and white and color still photographs, film footage and video, over the Internet to our customers in the technology, media, entertainment, government, corporate and sports industries. We believe that our proprietary Java-based technology combined with our component-based content programming uniquely enables us to catalogue, manage, transact, deliver and reconcile digital images and video on the Internet. We believe that our component-based programming is unique in the industry and provides a significant business opportunity for us when combined with the emerging and rapidly developing Internet e-commerce marketplace.

    For the years ending December 31, 1997 and 1998, and for the quarter ending March 31, 1999, all of our revenues were derived, directly or indirectly, from the Internet.

    We intend to principally use the proceeds of this offering for operating costs and working capital, including business development, capital equipment, marketing and sales and mergers and acquisitions with complementary companies in an effort to significantly expand our business and operations. We also intend to use approximately $750,000 of the proceeds of this offering to further design and develop our principal Internet Web site into a state-of-the-art, enhanced fully interactive principal Web site to manage our emerging e-commerce on the Internet. We believe that our state-of-the-art, enhanced and fully interactive principal Web site will be implemented and fully operational within the approximately six months following the closing of this offering. We are not sure that the proceeds of this offering will enable us expand our business and operations in any manner.

    We believe that several challenges must be overcome to realize cost-effective Internet broadcasting: aggregating diverse and compelling content, scaling Internet broadcasts from small to large audiences, deploying new transmission and streaming technologies in a timely manner and providing multimedia advertisements and services. In order to aggregate content, Internet broadcasters must rapidly identify and secure licensing opportunities by demonstrating to content providers broad based distribution and the ability to deliver associated traffic. Successful Internet broadcasters serving a large number of simultaneous users around the clock also need to design, develop and integrate complex network elements, which include extensive bandwidth, streaming licenses, equipment and technical expertise. The rapid evolution of streaming media technologies requires Internet broadcasters to support multiple vendors, an investment which few companies have made. We believe, therefore, that a successful Internet business must develop a well-branded Web site which offers compelling content, a network capable of streaming video programming to large audiences 24 hours a day, seven days a week, and an organization which can deliver quality services to advertisers and businesses.

    We believe that our proprietary Java-based technology, together with our component-based content programming, will enable us to be a leading aggregator, distributor and broadcaster of digital streaming media programming on the Web with the network infrastructure and expertise to deliver or "stream" live and on-demand video programs over the Internet. Our Web site will offer a selection of both streaming and downloadable broadcast quality film footage and video programming, including aerials, archival, beauty, destinations, lifestyle, locations, nature, sports, extreme sports, time lapse, underwater and wildlife.

    Our proprietary Java-based technology, together with our component-based content programming, allows users to efficiently and effectively find, retrieve, view, transact and download digital media. We believe we will establish a significant brand for our broadcasts and services on the Internet due to our technologically unique content distribution capabilities. In addition, our Web sites will provide an attractive platform for advertisers seeking to target specific users with compelling advertising solutions.

    The principal technologies utilized by busybox are those related to the digitization of images, the enhancement and compression of digitized images, the organization and management of our database of digitized images and customer profiles and technologies associated with customer interaction with Web sites including search functions, transaction-processing and downloading of images. Our e-commerce systems can manage a large number of concurrent customer searches, as well as the process of accepting, authorizing and charging customer credit cards or accounts. We use a combination of our own proprietary technologies and commercially available equipment and licensed technologies. Our current plan is to license commercially available technology whenever possible rather than seek internally developed solutions. We have focused our internal development efforts on creating and enhancing the specialized software and processes related to enhancement and delivery of digitized still photography, film footage and video.

    Internet-delivered media content, including still photographs, film footage and video, offers certain opportunities that are not generally available from traditionally delivered media content. Currently available analog technology and government regulations limit the ability of television stations to broadcast beyond certain geographic areas. Televisions are not widely used in office buildings and other workplaces, where Internet access has become commonplace. Traditional business communication tools such as videoconferencing can be costly, non-targeted and inconvenient. In addition, traditional broadcasters are limited in their ability to measure or identify in real time the viewers of a program. By using the Internet, targeted streaming media content can be offered to a geographically dispersed audience of customers, suppliers, employees and stockholders at relatively low costs. Internet users can interact with the media content by responding to online surveys, voting in polls and obtaining additional information. In addition, Internet broadcasters can provide highly specific information about a program's audience to content providers, advertisers and users of Internet business services. The convergence of the Internet's capabilities and attributes has accelerated its acceptance as a business tool, leading to rapidly growing economic opportunities in Web-based advertising and business service offerings, including electronic commerce and real-time streaming video transmission, among others. Ultimately, in our view, the broadcasting of media content over the Internet will usher in the technological convergence of the computer and the television into a seamless multimedia medium.

    The Internet has grown rapidly in recent years, spurred by developments such as easy-to-use Web browsers, the availability of multimedia-enhanced personal computers, the adoption of more robust network architectures and the emergence of compelling Web-based content and commerce applications. The broad acceptance of the Internet Protocol ("IP") standard has also led to the emergence of intranets and the development of a wide range of non-PC devices that allow users to access the Internet and intranets.

    The Internet's rapid evolution towards becoming a mass medium may be attributed to the accelerated pace of technological innovation, which has expanded the Web's capabilities and improved users' experiences. Most notably, the Internet has evolved from a mass of static, text-oriented Web pages and e-mail services to a much richer environment, capable of delivering graphical, interactive and multimedia content. Prior to the development of streaming media technologies, users could not playback video clips until the content was downloaded in its entirety. As a result, live Internet broadcasts were not possible. The development of streaming media products from companies such as Microsoft, and RealNetworks, among others, enables the simultaneous transmission and playback (i.e., Internet broadcast) of continuous "streams" of video content over the Internet and intranets. These technologies have evolved to deliver video over widely used 28.8 kbps narrow bandwidth modems, yet can scale in quality to take advantage of higher speed access that is expected to be provided by xDSL, cable modems and other emerging broadband technologies.

    Our business is dependent upon a number of different information and telecommunications technologies to access information and manage systems. Rapid changes in these technologies may require greater than anticipated capital expenditures to improve or upgrade the level of customer service. Our dependence upon information and telecommunications technology may make us sensitive to Year 2000 ("Y2K") issues. We have reviewed the Y2K compliance issue as required by our principal customers. We believe that our information and telecommunications technologies are Year 2000 compliant. Finally, customers who use our products and services may be exposed to disruptions as a result of failures by other businesses to correct Year 2000 problems in their information and computer systems.

RESULTS OF OPERATIONS

    THREE MONTHS ENDED MARCH 31, 1999 COMPARED TO THREE MONTHS ENDED MARCH 31,
     1998.

    For the three months ended March 31, 1999, we reported revenue of $122,659 from the sale of our products, systems and services, a 62% decrease compared to the same period ending March 31, 1998, where we reported revenue of $324,856 on the sale of our products, systems and services. The decrease was primarily attributable to reduced sales of technology, systems and service revenue. Our gross margin on sales in the three months ended March 31, 1999 decreased to 52% as compared to 71% for the three months ended March 31, 1998. The decrease was the result of change in the composition of sales.

    Selling, general and administrative expenses increased to $300,113 in the three months ended March 31, 1999 from $86,314 in the three months ended March 31, 1998. The increase was the result of expenditures primarily from wages due to additional management, administrative and sales staff needed to support operations and marketing in anticipation of our public offering of securities along with additional costs incurred for marketing and professional fees.

    YEAR ENDED DECEMBER 31, 1998 COMPARED TO DECEMBER 31, 1997.

    For the year ended December 31, 1998, we reported revenues of $1,170,022 from the sale of our products, systems and services, as compared to the year ended December 31, 1997 where we reported revenues of $833,797 on the sale of our products, systems and services. Our gross margin on sales for the year ended December 31, 1998, increased to 64% from 61% in 1997 due to a reduction in costs and wages.

    Selling, general and administrative expenses increased to $491,446 for the year ended December 31, 1998 from $362,031 for the year ended December 31, 1997. The increase was the result of expenditures primarily in wages, professional fees and advertising.

LIQUIDITY AND CAPITAL RESOURCES

    Our operations to date have concentrated on continuing the development of our products and systems, establishing acceptance of our products and systems in our industry, providing technical service to our existing customer base and the expansion of our business. We have historically financed these activities through internally generated cash flows from operations and financing through short-term obligations (see Note C to our Financial Statements). We believe that the cash flow provided by our operations and the net proceeds of this offering will be sufficient to sustain our operations for the remainder of fiscal 1999 and fiscal 2000. Additional financing may be necessary to provide for the continued product development and operations in fiscal 2001.

    In March 1999, we entered into a letter of intent with the Underwriter in connection with this public offering. The net proceeds of this offering, totalling approximately $8,225,000, should provide adequate working capital for us to enhance and, otherwise, stabilize cash flow during at least the 12 months of operations following the closing of this offering, such that any shortfalls between cash generated by operating revenues and costs will be covered by working capital. Although we prefer to retain our working capital in reserve, we may be required to expend part or all of these proceeds as financial demands dictate.

    Although it is uncertain that the market price of our shares of common stock will rise to a level at which the warrants may be exercised, in the event investors in this offering elect to exercise the warrants (not including the underwriter's over-allotment option or the underwriter's purchase option), we will receive proceeds of up to $11,000,000. We anticipate that the proceeds from the exercise of the warrants would be contributed to working capital. Nonetheless, we may at the time of exercise allocate a portion of the proceeds to any other corporate purposes. Accordingly, investors who exercise their warrants will entrust their funds to us.

    We are unable to predict the precise period for which this offering will provide financing, although we believe that we should have sufficient working capital to meet our cash requirements for the 12 months period following the date of this offering. Accordingly, we may need to seek additional funds through loans or other financing arrangements during this period of time. No such arrangements exist or are currently contemplated and we cannot be sure that they may be obtained in the future should the need arise.

    Pending utilization, we intend to make temporary investment of the net proceeds of this offering in insured, short-term, investment-grade, interest-bearing securities.

IMPACT OF INFLATION

    We do not believe that inflation has had a material adverse effect on our income since our inception. Increases in supplies or other operating costs may adversely affect our operations; however, we believe we may increase the prices of our products, systems and services to offset increases in operating costs.

SEASONALITY

    Based on our experience to date, we believe that our future operating results will not be subject to seasonal changes. Such effects, should they occur, may be apparent in our operating results during a period of expansion. However, we are not sure that our business and operations can be significantly expanded.

RECENTLY ISSUED ACCOUNTING PRINCIPLES

    See Note 1 of Notes to Financial Statements for recently issued accounting standards.

                                    BUSINESS

BUSYBOX.COM INC.

    busybox designs, develops, maintains, services, markets, sells and distributes digital imagery, including black and white and color still photographs, film footage and video, over the Internet to our customers in the technology, media, entertainment, government, corporate and sports industries. We believe that our proprietary Java-based technology, combined with our component-based content programming, uniquely enables busybox to catalogue, manage, transact, deliver and reconcile digital images and video on the Internet. We also believe that our component-based programming is unique in the industry and provides a significant business opportunity for busybox when combined with the emerging and rapidly developing Internet e-commerce marketplace.

    A principal customer of busybox is Corbis Corporation, a Bellevue, Washington based interactive, digital image company owned by William H. Gates, III, a co-founder of Microsoft Corporation. Corbis Corporation owns one of the world's largest collections of digitized visual content, with approximately 1.3 million photos, prints and other images reproduced in digital form, and is one of the world's preeminent commercial providers of digital content. In May 1998, busybox entered into an agreement for services with Corbis Corporation whereby we were responsible for the design, development and implementation of a digital image catalogue within the Corbis Internet Web site (www.corbisimages.com) for the sum of $165,000. Also, in May 1998, busybox entered into an automatically renewable maintenance agreement with Corbis Corporation whereby we are responsible to operate, maintain, monitor and service the digital image catalogue that we designed and developed for Corbis Corporation, on a 24-hour basis, including, but not limited to:

    - Internet operations;

    - e-commerce operations;

    - image processing;

    - image and product updates;

    - bug fixes;

    - Corbis-requested changes; and

    - enhancements and backup options.

Corbis Corporation pays us $10,000 per month for our maintenance and services, plus $150 per hour for development services, $75 per hour for non-development services, plus our expenses. Our maintenance agreement with Corbis Corporation is cancellable by either party with 90 days notice. Our maintenance agreement with Corbis Corporation remains in full force and effect, and our relationship with Corbis Corporation remains good.

    Other principal customers of busybox include Visual Communications Group Limited and FPG International LLC (Freelance Photographers' Guild), subsidiaries of United News & Media plc, a major London, England based media firm with interests in business services, consumer publishing, broadcasting and entertainment. Visual Communications Group is a major worldwide producer and distributer of stock photography for the advertising, design, press, publishing and business to business markets. Visual Communications Group's catalogue contains more than six million images. FPG International is one of the largest and most recognized stock photography agencies in the world. FPG International's collection contains millions of images of all subjects and styles and adds approximately 100,000 new images every year.

    Another principal customer of busybox is the National Basketball Association ("NBA"), for whom we have developed a proprietary agent technology which monitors Web related intellectual property rights, among other services.

    For the years ending December 31, 1997 and 1998, and for the quarter ending March 31, 1999, all of our revenues were derived, directly or indirectly, from the Internet.

    We intend to principally use the proceeds of this offering for operating costs and working capital, including business development, capital equipment, marketing and sales and mergers and acquisitions with complementary companies in an effort to significantly expand our business and operations. We also intend to use approximately $750,000 of the proceeds of this offering to further design and develop our principal Internet Web site into a state-of-the-art, enhanced fully interactive Web site to manage our emerging e-commerce on the Internet. We believe that our state-of-the-art, enhanced and fully interactive principal Web site will be implemented and fully operational within the approximately six months following the closing of this offering. We are not sure that the proceeds of this offering will enable us to expand our business and operations.

INTERNET STRATEGY

    WORLD WIDE WEB SITE  WWW.BUSYBOX.COM

    The Internet enables millions of people worldwide to have access to current news, media and information, create community among individuals with similar professional or personal interests and conduct business electronically. The number of Internet users worldwide is projected to grow from an estimated 100 million at the end of 1998 to 320 million by the year 2002, according to International Data Corporation ("IDC"). With this growth in the number of Internet users, the Internet is emerging as a mass communication and commerce medium, which offers advertisers and vendors certain advantages. The Internet permits advertisers to target specific demographic groups, measure the effectiveness of their advertising campaigns and revise them in response to real-time feedback. Business-to-business Internet advertising is forecasted by Forrester Research, Inc. to increase from an estimated $290 million in 1998 to $2.6 billion in 2002 and consumer-oriented Internet advertising is forecasted by Jupiter Communications to increase from an estimated $1.9 billion to $7.7 billion in the same period. The Internet provides online merchants with the ability to reach a global audience and to operate with minimal infrastructure, reduced overhead and greater economies of scale, while providing customers with broad selection, increased pricing information and unparalleled convenience. IDC forecasts that total commerce on the Internet will grow from an estimated $20 billion in 1998 to $223.1 billion in 2001, with the business-to-business component growing from an estimated $5.5 billion to $149.5 billion in the same period.

    We believe that our emphasis on the World Wide Web will enable us to realize significant savings in our operations. We believe that the proceeds of this offering combined with our value-added approach and expertise will allow us to compete effectively with other technology providers on the Internet by (i) providing competitive prices and product inventory availability, and (ii) enhancing and simplifying access to information, products and services.

    The Internet and commercial online services are emerging as significant global communications media enabling millions of people to share information and conduct business electronically. A number of factors have contributed to the growth in the Internet and commercial online services usage, including the large and growing installed base of advanced personal computers in the home and workplace, improvements in network infrastructure, easier, faster and cheaper access to the Internet and commercial online services, the introduction of alternative Internet access devices and increased awareness of the Internet and commercial online services among consumer and business users.

    The functionality and accessibility of the Internet and commercial online services have made them an increasingly attractive commercial medium by providing features that historically have been unavailable through traditional channels. For example, the Internet and commercial online services provide users with convenient access to large volumes of dynamic data to support their investment, purchase and other decisions.

    Online retailers are able to communicate effectively with customers by providing frequent updates of featured selections, content, pricing and visual presentations and provide tailored services by capturing valuable data on customer tastes, preferences, shopping and buying patterns. Unlike most traditional distribution channels, online retailers do not have the burden of managing and maintaining numerous local facilities to provide their services on a global scale. In contrast, online retailers benefit from the relatively low cost of reaching and electronically serving customers worldwide from a central location. Because of these advantages, an increasingly broad base of products and services are being sold online.

    Moreover, as the number of online content, commerce and service providers has expanded, strong brand recognition and strategic alliances have become critical to the success of such companies. Brand development is especially important for online retailers due to the need to establish trust and loyalty among consumers in the absence of face-to-face interaction. In addition, some online retailers have begun to establish long-term strategic partnerships and alliances with content, commerce and service providers to rapidly build brand recognition and trust, enhance their service offerings, stimulate traffic, build repeat business, take advantage of cross-marketing opportunities and create barriers to entry.

    BUSINESS OPPORTUNITY

    Internet-delivered media content, including still photographs, film footage and video, over the Internet offers certain opportunities that are not generally available from traditionally delivered media content. Currently available analog technology and government regulations limit the ability of television stations to broadcast beyond certain geographic areas. Televisions are not widely used in office buildings and other workplaces, where Internet access has become commonplace. Traditional business communication tools such as videoconferencing can be costly, non-targeted and inconvenient. In addition, traditional broadcasters are limited in their ability to measure or identify in real time the viewers of a program. By using the Internet, targeted streaming media content can be offered to a geographically dispersed audience of customers, suppliers, employees and stockholders at relatively low costs. Internet users can interact with the media content by responding to online surveys, voting in polls and obtaining additional information. In addition, Internet broadcasters can provide highly specific information about a program's audience to content providers, advertisers and users of Internet business services. The convergence of the Internet's capabilities and attributes has accelerated its acceptance as a business tool, leading to rapidly growing economic opportunities in Web-based advertising and business service offerings, including electronic commerce and real-time streaming video transmission, among others. Ultimately, in our view, the broadcasting of media content over the Internet will usher in the technological convergence of the computer and the television into a seamless multimedia medium.

    The Internet has grown rapidly in recent years, spurred by developments such as easy-to-use Web browsers, the availability of multimedia-enhanced personal computers, the adoption of more robust network architectures and the emergence of compelling Web-based content and commerce applications. The broad acceptance of the Internet Protocol ("IP") standard has also led to the emergence of intranets and the development of a wide range of non-PC devices that allow users to access the Internet and intranets.

    The Internet's rapid evolution towards becoming a mass medium may be attributed to the accelerated pace of technological innovation, which has expanded the Web's capabilities and improved users' experiences. Most notably, the Internet has evolved from a mass of static, text-oriented Web pages and e-mail services to a much richer environment, capable of delivering graphical, interactive and multimedia content. Prior to the development of streaming media technologies, users could not playback video clips until the content was downloaded in its entirety. As a result, live Internet broadcasts were not possible. The development of streaming media products from companies such as Microsoft, and RealNetworks, among others, enables the simultaneous transmission and playback (i.e., Internet broadcast) of continuous "streams" of video content over the Internet and intranets. These technologies have evolved to deliver video over widely used 28.8 kbps narrow bandwidth modems, yet can scale in quality to take advantage of higher speed access that is expected to be provided by xDSL, cable modems and other emerging broadband technologies.

    We believe that several challenges must be overcome to realize cost-effective Internet broadcasting: aggregating diverse and compelling content, scaling Internet broadcasts from small to large audiences, deploying new transmission and streaming technologies in a timely manner and providing multimedia advertisements and services. In order to aggregate content, Internet broadcasters must rapidly identify and secure licensing opportunities by demonstrating to content providers broad based distribution and the ability to deliver associated traffic. Successful Internet broadcasters serving a large number of simultaneous users around the clock also need to design, develop and integrate complex network elements, which include extensive bandwidth, streaming licenses, equipment and technical expertise. The rapid evolution of streaming media technologies requires Internet broadcasters to support multiple vendors, an investment which few companies have made. We believe, therefore, that a successful Internet broadcaster must develop a well-branded Web site which offers compelling content, a network capable of streaming video programming to large audiences 24 hours a day, seven days a week, and an organization which can deliver quality broadcasting services to advertisers and businesses.

    We believe that our proprietary Java-based technology, together with our component-based content programming, will enable us to be a leading aggregator, distributor and broadcaster of digital streaming media programming on the Web with the network infrastructure and expertise to deliver or "stream" live and on-demand video programs over the Internet. Our Web site will offer a selection of both streaming and downloadable broadcast quality film footage and video programming, including aerials, archival, beauty, destinations, lifestyle, locations, nature, sports, extreme sports, time lapse, underwater and wildlife.

    Our proprietary Java-based technology, together with its component-based content programming, allows users to efficiently and effectively find, retrieve, view, transact and download digital media. We believe we will establish a significant brand for our broadcasts and services on the Internet due to our technologically unique content distribution capabilities. In addition, our Web sites will provide an attractive platform for advertisers seeking to target specific users with compelling advertising solutions.

    Our executive management team has more then 50 years of combined management experience in the digital media technology industry. Following the closing of this offering, we intend to grow internally and through acquisitions by capitalizing upon the significant consolidation opportunities available in the fragmented digital media technology industry. We will seek to make acquisitions that complement our established strengths and are likely to enhance our presence or allow us to establish a presence in a new market.

    Our business is dependent upon a number of different information and telecommunications technologies to access information and manage systems. Rapid changes in these technologies may require greater than anticipated capital expenditures to improve or upgrade the level of customer service. Our dependence upon information and telecommunications technology may make us sensitive to Year 2000 ("Y2K") issues. We have reviewed the Y2K compliance issue as required by our principal customers. We believe that our information and telecommunications technologies are Year 2000 compliant. Finally, customers who use our products and services may be exposed to disruptions as a result of failures by other businesses to correct Year 2000 problems in their information and computer systems.

DIGITAL MEDIA TECHNOLOGY INDUSTRY

    The digital media technology industry supplies digital images to a varied and growing customer base, ranging from individual consumers to major multinational corporations. Digital images are used to communicate messages in a wide variety of applications, including print, electronic and broadcast advertising, direct mail and marketing brochures, educational and training publications, books, magazines, newspapers, corporate communications and annual reports, motion pictures, broadcasting, CD-ROM products, Web sites, other on-line uses, sales and in-house presentations and various consumer uses.

    Visual content can be broadly divided into commissioned digital imagery and non-commissioned digital imagery. Commissioned images are commissioned from photographers and cinematographers by particular clients for a single predetermined application. Non-commissioned images, commonly referred to as "stock," are provided by agencies that maintain libraries of selected images which can be licensed for use by different customers for different purposes.

    We will be primarily active in the non-commissioned sector of the visual content industry. We believe that the market share of non-commissioned imagery has been increasing as the quality of images available from non-commissioned agencies has become comparable to the quality of commissioned images. Non-commissioned imagery typically offers the advantages of lower cost, immediate availability and the ability to preview an image for appropriateness prior to license.

    Non-commissioned images are commercially available from two types of providers: (i) Agencies that license images for specific uses ("rights-protected licensing"). These agencies offer and negotiate licenses that can be tailored for each image and customer application. Licenses typically grant a degree of exclusivity of use to licensees and impose restrictions on the permissible number of copies that can be made, the medium of reproduction or publication, uses by other parties and other factors, including the geographic area, duration and purpose of use; and (ii) agencies that license images on a standard fee basis for multiple uses (commonly referred to as "royalty-free licensing"). These agencies offer images that can be used on a non-exclusive basis for virtually any purpose, pursuant to non-negotiable, "shrink-wrap" or "point-and-click" license agreements. Royalty-free agencies typically deliver imagery via CD-ROM products and, in some cases, the Internet.

    The visual content industry consists of several different types of still image content. The categories of content currently commercially available in the non-commissioned sector of the industry generally falls under "contemporary" or "archival" stock photography. Contemporary stock photography covers a wide variety of contemporary subjects, including lifestyles, families, business, science, health and beauty, sports, transportation, travel and the environment. Four major contemporary stock photography businesses include Corbis Corporation, Getty Images, The Image Bank, a division of Eastman Kodak, and Visual Communications Group. These businesses have historically supplied images to a customer base of commercial users. Archival photography consists of collections of images and illustrations covering well-known historic moments, people and places up to the present day, as well as images reflecting the history of society, entertainment, travel, industry and culture. Hulton Getty and the Bettmann Archive are two of the world's two largest privately owned collections of archival photography, owned by Getty Images and Corbis Corporation, respectively. Contemporary stock and archival footage are the film equivalents of contemporary stock photography and archival photography. These categories currently form growing, but still relatively small parts of, the visual content industry. Energy Film Library, owned by Getty Images, and The Image Bank are the two leading contemporary stock footage providers on a worldwide basis. News, current affairs, features and celebrity material consists of photographs or footage of specific events or the activities of well-known people. Participants in this segment of the industry include wire services and several general and specialist news and reportage agencies, including Gamma Liaison.

    The visual content market supplies imagery to creative professionals in the visual communications industry, including graphic designers, art directors and art buyers at advertising agencies, marketing and communications professionals, Web and new media designers, newspaper, magazine, book, music and video publishers and broadcast and media production companies. In addition, new market segments are emerging, including business users, who are not graphic designers or other professional users of images, such as managerial and sales professionals, and small office/home office ("SOHO") users, and potentially consumers.

    These customers use imagery in a variety of applications, including print, electronic and broadcast advertising, direct mail and marketing brochures, educational and training publications, books, magazines, newspapers, corporate communications and annual reports, motion pictures, broadcasting, CD-ROM products, web sites, other online uses, sales and in-house presentations and various consumer uses.

    We believe that there have been significant increases in recent years in the numbers of users and uses of images, partly as a result of a greater appreciation of the value of images for conveying, symbolizing and reinforcing marketing and editorial messages and partly as a result of a proliferation in communication channels, particularly via the Internet and in the cable and satellite broadcasting industry.

    We expect that the film footage and video sectors will continue to grow as technological developments in cable and satellite broadcasting and new media industries lead to a major increase in demand for stock and archival film footage and video, particularly on the Internet.

PLANS AND OPERATIONS

    The principal technologies utilized by busybox are those related to the digitization of images, the enhancement and compression of digitized images, the organization and management of our database of digitized images and customer profiles and technologies associated with customer interaction with Web sites including search functions, transaction-processing and downloading of images. Our e-commerce systems can manage a large number of concurrent customer searches, as well as the process of accepting, authorizing and charging customer credit cards or accounts. We use a combination of our own proprietary technologies and commercially available equipment and licensed technologies. Our current plan is to license commercially available technology whenever possible rather than seek internally developed solutions. We have focused our internal development efforts on creating and enhancing the specialized software and processes related to enhancement and delivery of digitized still photography, film footage and video.

    Our Web sites and e-commerce systems are supported by a combination of software provided by Sun Microsystems, Apple Computer and others, as well as user interface software and other technologies developed by us. Our library of still photographs, film footage and video is managed in a Microsoft database environment. Image search tools employed by customers include technologies supplied by America Online and others.

    A group of system administrators and network managers monitor and operate our Web sites, network operations and transactions-processing systems. The reliable operation of our Web sites and transaction-processing systems is essential to sales over the Internet, and it is the job of the site operation staff to ensure, to the greatest extent possible, the uninterrupted operation of the Web sites and transaction-processing systems. We use the services of several Internet service providers, including ConXion, Exodus, Savvis and @Home, among others, to obtain connectivity to the Internet. Our Web sites reside in Class
(A) Data Centers connected to the Internet via dual redundant OC3c SONNET rings, connected to multiple Internet public exchange points, including PBNAP, MAE-WEST, MAE-WEST/NASA Ames, AADS Chicago and MAE-EAST.

    Each still photograph added to our Web site is digitized at the highest practical resolution (the balance between what is technically feasible and commercially marketable). Film footage and video added to our Web site is digitized at broadcast quality resolution at our facilities. Our digital media assets, including still photographs, film footage and video, are edited and processed for editorial and intellectual property attribution using our innovative application of widely accepted standards such as

IPTC/NNPA, XML and others. This pioneering approach to digital media asset management enhances the commercial and intellectual property value of the digital assets.

    From our Web sites, customers can access a variety of value-added products and services, including searchable catalogues, shopping carts, service and support functions, promotions, community features and personalized service areas.

    To purchase and download still photographs, film footage and video from our Web sites, customers are guided through a proven and user-friendly secure e-commerce process starting with "checkout" and concluding with "order confirmation and receipt." A typical first-time customer is guided through three steps including (1) checkout, (2) account creation and (3) review order. The first step, checkout, allows the customer to view the items selected for purchase. The second step, account creation, allows the user to securely set up a credit card account. Account information is encrypted while in transit using industry-standard SSL protocol. The third step, review order, is the customer's final opportunity to review order information prior to purchase. Once an order is processed, the customer receives an e-mail confirmation and receipt with the order number and respective download options. As an added benefit, all customers have secure access to their transaction history.

    Our product offering is downloaded or streamed electronically from our Web sites. Compressed high-resolution photographs at an average file size of 2.5 megabytes require a download time of approximately 6.14 minutes with a standard 56Kb modem and approximately 13 seconds with a T-1 access line. Uncompressed broadcast quality film footage clips at an average file size of 100 megabytes require a download time of approximately 9.4 minutes with a T-1 access line. Consumer video is compressed and streamed real-time at varying bandwidth depending on user preferences based on the speed of the customer's Internet connection.

    We intend to establish a key accounts sales force that targets video and communications professionals in the technology, media, entertainment, government, corporate and sports industries. We maintain domestic direct sales personnel in San Francisco and New York. The key accounts sales force also includes technical support staff and trainers who assist with both pre- and post-sales support.

    We believe that our ability to establish and maintain long-term relationships with our customers and encourage repeat visits and purchases depends, in part, on the strength of our customer service and technical support teams. We also believe that a consistent and high level of support is central to the adoption and successful utilization of our products and services. Our customer service and technical support center is based out of our San Francisco headquarters and consists of a team with a broad knowledge of our product offering, as well as expertise in digital content creation. Our customer service and technical support group provides assistance in several languages and offers support via telephone, electronic mail, facsimile and the Internet.

    We believe that a number of technological advances have contributed to recent developments in the digital visual content industry and to increased demand for digital black and white and color still photographs, film footage and video. There have been significant increases in the use of the Internet, both as a medium for communications and as a platform for commercial transactions. This increased use of the Internet has resulted in growth in commercial promotion and advertising in Websites and other online communications, which, in turn, has contributed to an increase in demand for and use of digital photographs, film footage and video. In addition, the Internet provides a new more efficient means of marketing and distributing digital photographs, film footage and video. The significant increase in the availability of high-speed and broadband Internet connectivity (e.g., ISDN, xDSL, Web enabled cable modems, T-1 lines) makes customized access to multimedia content readily available and affordable for commercial and residential customers; (ii) faster, low-cost desktop computers, color displays, storage and memory devices, and related compression technologies (e.g., JPEG, MPEG) have made it possible for users to create, edit and distribute high-quality digital photographs, film footage and video. Developments in software applications and tools for complete digital content creation and playback have enabled personal computer users to create, enhance, manipulate, edit and view digital content.

    The next generation of the world's first MPEG-2 codec architecture is expected to meet the critical demands of the high-volume consumer electronics industry: high-performance, low-price, and low-power consumption. Combined with the new storage media such as recordable DVD now being developed, the next generation MPEG-2 codec is expected to make consumer devices such as digital VCR's and disc based camcorders a reality in the near future.

    We believe that the digital visual content industry will continue to develop and significantly expand as a result of several factors, including (i) continuing proliferation of digital content creation and playback applications and the increasing use of digital media to communicate and convey messages in the publishing, film, video and broadcast industries; (ii) the continuing shift in broadcast economics from single purpose commissioned media to centralized non-commissioned repositories of digital content which continues to drive down the price of digital content to within reach of the consumer; (iii) continued evolution in Internet use and commerce and the development and commercialization of new technologies in the areas of digital content creation and playback, facilitating use by both professionals and consumers; and (iv) continuing consolidation in the industry, which will benefit well capitalized, technology-enabled companies with a global reach.

    We currently generate licensing revenues only from the digital visual content professional market. However, we expect to generate significant additional advertising and e-commerce revenues by providing digital video entertainment programming over the Internet. We intend to license entertainment programming from studios, broadcast networks, cable networks, syndicators and others for replay on the Internet. The nature of the programming we intend to license will be targeted to specific viewing audiences, i.e., specific demographics and psychographics. We will offer this programming within a video on demand (VoD) and near video on demand (nVoD) environment. We intend to license this programming on a barter basis. Barter licensing involves a reciprocal exchange of advertising spots between the licensee and licensor. We are currently in discussions with Interpublic Group and Pearson TV for such programming under these terms. We intend to fill our advertising spot inventory with sponsorships with those products and services specific to the programming content.

    An additional revenue channel unique to Internet-delivered entertainment programming is e-commerce. Through our proposed licensing of "hot-spot" technology together with our fulfillment capabilities used in our professional digital content business, we expect to offer an end-to-end solution whereby viewers of Internet-delivered entertainment programming can purchase products featured in the programming. We expect to receive a commission against the gross purchase price of all such purchases.

    This interactive entertainment programming will be post-produced at our facilities in San Francisco, where we will create e-commerce enabled interactive versions of the programs we license. By using hot-spot technology we will activate objects in the streaming video, which when activated by the viewer at his personal computer allows the viewer to click directly on the video program to navigate from segment to segment, stop the program to get additional information on a featured product or service and make secure online purchases using the same technology employed in our professional digital content businesses. This technology will provide us with a vehicle to produce and distribute a new kind of interactive viewing experience. Viewers will have access to a unique video and content not available in the television version of the program.

MARKETING AND SALES

    A principal customer of busybox is Corbis Corporation, a Bellevue, Washington based interactive, digital image company owned by William H. Gates, III, a co-founder of Microsoft Corporation. Corbis Corporation owns one of the world's largest collections of digitized visual content, with approximately

1.3 million photos, prints and other images reproduced in digital form, and is one of the world's preeminent commercial providers of digital content. In May 1998, busybox entered into an agreement for services with Corbis Corporation whereby we were responsible for the design, development and implementation of a digital image catalogue within the Corbis Internet Web site (www.corbisimages.com) for the sum of $165,000. Also, in May 1998, busybox entered into an automatically renewable maintenance agreement with Corbis Corporation whereby we are responsible to operate, maintain, monitor and service the digital image catalogue that we designed and developed for Corbis Corporation, on a 24-hour basis, including, but not limited to:

    - Internet operations;

    - e-commerce operations;

    - image processing;

    - image and product updates;

    - bug fixes;

    - Corbis-requested changes; and

    - enhancements and backup options.

Corbis Corporation pays us $10,000 per month for our maintenance and services, plus $150 per hour for development services, $75 per hour for non-development services, plus our expenses. Our maintenance agreement with Corbis Corporation is cancellable by either party with 90 days notice. Our maintenance agreement with Corbis Corporation remains in full force and effect, and our relationship with Corbis Corporation remains good.

    Other principal customers of busybox include Visual Communications Group Limited and FPG International LLC (Freelance Photographers' Guild), subsidiaries of United News & Media plc, a major London, England based media firm with interests in business services, consumer publishing, broadcasting and entertainment. Visual Communications Group is a major worldwide producer and distributer of stock photography for the advertising, design, press, publishing and business-to-business markets. Visual Communications Group's catalogue offers more than six million images. FPG International is one of the largest and most recognized stock photography agencies in the world. FPG International's collection contains millions of images of all subjects and styles and adds approximately 100,000 new images every year.

    Another principal customer of busybox is the National Basketball Association ("NBA"), for whom we have developed a proprietary agent technology which monitors Web related intellectual property rights, among other services.

    We currently market and sell black and white and color digital photographs to our customers in the technology, media, entertainment, government, corporate and sports industries. We will additionally market and sell digital film footage and video over the Internet to our customers in the technology, media, entertainment, government, corporate and sports industries. We currently drive traffic to our Web site through a combination of promotional strategies including advertising, direct and electronic mail, promotional bundles and public relations. We have engaged a public relations firm to achieve the following: (i) gain market advantage by establishing the perception that we are a significant segment leader in digital content, (ii) position our executives as significant leaders, thinkers and influencers in the digital content market; and
(iii) leverage our status to extend and enhance relationships with our customers.

    We intend to build points of presence by cross-promoting the entertainment programming available through busybox in the cable and broadcast distribution channels and networks. We expect by means of this cross-promotion to drive traffic to and build brand awareness of our Web site. We believe that through this cross-promotion strategy we will create awareness and build a significant entertainment programming portal and entertainment network.

    Our sales and marketing efforts are also designed to promote the busybox brand and our digital media programming and services. We intend to utilize traditional media vehicles for marketing and promotional purposes, including television and print advertisements, as well as marketing arrangements with other leading Web sites, gateway ads on our Web sites and e-mail newsletters.

    We also intend to exchange banner ads with high traffic Web sites such as Infoseek, Tripod, Talk Cities, Go2Net, CBS SportsLine, Music Boulevard, Games Domain and Lycos. We intend to use these opportunities to highlight our special programming events and drive traffic to revenue generating opportunities. The banner ads would also be used to promote business services customers' events in order to attract larger audiences. We intend to extend brand awareness on the Web by requiring that our logo and distinctive "view button" be placed prominently on the Web pages of broadcast partners. We also intend to use a number of search engines and live events guides such as CNET Events, Yahoo! Events, NetGuide Live, Microsoft's Netshow Gallery and Your Personal Net.

INTELLECTUAL PROPERTY RIGHTS

    We intend to file patent, trademark and copyright applications related to certain aspects of our technology, products and services, as appropriate. If patents, trademarks or copyrights were to be issued, there can be no assurance as to the extent of the protection that will be granted to us as a result of having such patents, trademarks or copyrights or that we will be able to afford the expenses of any complex litigation which may be necessary to enforce our proprietary rights. Failure of our patent, trademark and copyright applications may have a material adverse impact on our business. Except as may be required by the filing of patent, trademark and copyright applications, we will attempt to keep all other proprietary information secret and to take such actions as may be necessary to insure the results of our development activities are not disclosed and are protected under the common law concerning trade secrets. Such steps will include the execution of nondisclosure agreements by key personnel and may also include the imposition of restrictive agreements on customers of our technology and services. We are not sure that the execution of such agreements will be effective to protect us, that we will be able to enforce the provisions of such nondisclosure agreements, or that technology and services and other information acquired by us pursuant to its development activities will be deemed to constitute trade secrets by any court of competent jurisdiction.

GOVERNMENT REGULATION

    Although there are currently few Federal and state laws and regulations directly applicable to the Internet, it is likely that new laws and regulations will be adopted in the United States and elsewhere covering issues such as licensing, broadcast license fees, copyrights, privacy, pricing, sales taxes and characteristics and quality of Internet services. It is possible that governments will enact legislation that may be applicable to us in areas such as content, network security, encryption and the use of key escrow, data and privacy protection, electronic authentication or "digital" signatures, illegal and harmful content, access charges and retransmission activities. Moreover, the applicability to the Internet of existing laws governing issues such as property ownership, content, taxation, defamation and personal privacy is uncertain. The majority of such laws were adopted before the widespread use and commercialization of the Internet and, as a result, do not contemplate or address the unique issues of the Internet and related technologies. Any such export or import restrictions, new legislation or regulation or governmental enforcement of existing regulations may limit the growth of the Internet, increase our cost of doing business or increase our legal exposure, which may have a material adverse effect on our business, results of operations and financial condition.

    By distributing content over the Internet, we face potential liability for claims based on the nature and content of the materials that we distribute, including claims for defamation, negligence or copyright, patent or trademark infringement, which claims have been brought, and sometimes successfully litigated, against Internet companies. Our general liability insurance may not cover potential claims of this type or may not be adequate to indemnify us for any liability that may be imposed. Any liability not covered by insurance or in excess of insurance coverage may have a material adverse effect on our business, operating results and financial condition.

COMPETITION

    The market for Internet technologies and services is highly competitive and we expect that competition will continue to intensify. We compete with (i) other Web sites, portals and Internet companies to acquire and provide content to attract users, (ii) Internet broadcasters, (iii) online services, other Web site operators and advertising networks, as well as traditional media such as television and print, for a share of advertisers' total advertising budgets and
(iv) local television stations and national television networks for sales of advertising spots. We are not sure that we will be able to compete successfully or that the competitive pressures faced by us, including those described below, will not have a material adverse effect on our business, operating results and financial condition.

    Competition among Web sites and portals that provide compelling content, including digital media content, is intense and is expected to increase significantly in the future. We compete with a variety of businesses that provide media content through one or more mediums, such as print, television, cable television and the Internet. Traditional media companies that have not established a significant presence on the Internet may expend resources to establish such a presence in the future. We compete generally with other content providers for the time and attention of users and for advertising revenues. To compete successfully, we must license and then provide sufficiently compelling and popular content to generate users, support advertising intended to reach such users and attract business and other organizations seeking Internet and distribution services. We believe that the principal competitive factors in attracting Internet users include the quality of service and the relevance, timeliness, depth and breadth of content and services offered. In the market for Internet distribution of radio and television broadcasts, we compete with ISPs, television stations and networks that originate their own Internet broadcasts. We also compete for the time and attention of Internet users with thousands of Web sites operated by businesses and other organizations, individuals, governmental agencies and educational institutions. For example, certain Web sites may provide a collection of links to other Web sites with digital streaming media content. We expect competition to intensify and the number of competitors to increase significantly in the future. In addition, as we expand the scope of our content and services, we will compete directly with a greater number of Web sites and other media companies. Because the operations and strategic plans of existing and future competitors are undergoing rapid change, it is extremely difficult for us to anticipate which companies are likely to offer competitive technologies and services in the future.

    We also compete with companies that provide Internet services to businesses and other organizations. Principal competitive factors include price, transmission quality, transmission speed, reliability of service, ease of access, ease of use, customer support, brand recognition and operating experience. Our current and potential competitors may have significantly greater financial, technical and marketing resources, longer operating histories and greater brand recognition. Companies that provide media streaming software may also enter the market for Internet services. If media streaming technology and backbone bandwidth becomes more readily available to companies at low prices, our customers may decide to broadcast their own programming. In particular, local exchange carriers, ISPs and other data communication service providers may compete in the future with a portion of or all of our business services as technological advancements facilitate the ability of these providers to offer effectively these services. We are not sure that we will be able to compete successfully against current or future competitors for Internet services.

    We also compete with online services, other Web site operators and advertising networks, as well as traditional media such as television and print for a share of advertisers' total advertising budgets. We believe that the principal competitive factors for attracting advertisers include the number of users accessing our Web sites, the demographics of our users, our ability to deliver focused advertising and interactivity through our Web sites and the overall cost-effectiveness and value of advertising offered by us. There is intense competition for the sale of advertising on high-traffic Web sites, which has resulted in a wide range of rates quoted by different vendors for a variety of advertising services, making it difficult to project levels of Internet advertising that will be realized generally or by any specific company. Any competition for advertisers among present and future Web sites, as well as competition with other traditional media for advertising placements, could result in significant price competition. We believe that the number of companies selling Web-based advertising and the available inventory of advertising space have recently increased substantially. Accordingly, we may face increased pricing pressure for the sale of advertisements. Reduction in our Web advertising revenues may have a material adverse effect on our business, operating results and financial condition.

    We also compete for traditional media advertising sales with national television networks, as well as local television stations. Television content providers and national television networks may have larger and more established sales organizations than us. These companies may have greater name recognition and more established relationships with advertisers and advertising agencies than us. Such competitors may be able to undertake more extensive marketing campaigns, obtain a more attractive inventory of ad spots, adopt more aggressive pricing policies and devote substantially more resources to selling advertising inventory. Our traditional media advertising sales efforts depend on our ability to obtain an inventory of ad spots across the television markets. If we are unable to obtain such inventory, it may have a material adverse effect on our business, operating results and financial condition.

EMPLOYEES

    As of the date of this prospectus, we have a total of 18 employees, all of whom are full time employees. Of the total number of employees, four are engaged in our management, four are engaged in administrative and technical support and services, seven are engaged in technology and product development, two are engaged in marketing and sales and one is engaged in administration and finance. Following the closing of this offering, we intend to hire approximately five additional employees, three in technology and product development, one in marketing and sales and one in administration and finance. Our future success depends in significant part upon the continued service of our key technical and senior management personnel and our continuing ability to attract and retain qualified technical and managerial personnel. Competition for qualified technical personnel is highly intense and there can be no assurance that we will be able to retain our technical and managerial employees or that we will be able to attract and retain additional qualified technical and managerial personnel in the future. None of our employees is represented by labor union. We have not experienced any work stoppages and consider our relations with our employees to be good.

    The rapid execution necessary for us to fully exploit the market window for our products and services requires an effective planning and management process. Our growth has placed, and is expected to continue to place, a significant strain on our managerial, operational and financial resources. To manage our growth, we must continue to implement and improve our operational and financial systems and to expand, train and manage our technical employee base. For example, we are currently in the process of building our internal technical product development and support organization. Although we believe that we have made adequate allowances for the costs and risks associated with this expansion, there can be no assurance that our systems, procedures or controls will be adequate to support our operations or that our management will be able to achieve the rapid execution necessary to fully exploit the market window for our products and services. If we are unable to manage growth effectively, our business, operating results and financial condition may be materially adversely affected.

FACILITIES

    Our principal executive offices currently occupy approximately 4,000 square feet of an office building located at 701 Battery Street, Third Floor, San Francisco, California 94111, and our telephone number is (415) 283-1811. We currently lease our offices pursuant to a two-year lease agreement, which expires in December 2000, for approximately $6,000 per month. The lease agreement also requires us to pay certain taxes and expenses associated with the offices. We believe that our facilities are suitable and adequate for our current operations. We intend to increase our leased office space to approximately 10,000 square feet under a multi-year lease agreement for approximately $25,000 per month following the closing of this offering.

                                   MANAGEMENT

    The officers and directors of busybox are as follows:

                NAME                                        TITLE
-------------------------------------  ------------------------------------------------

Patrick A. Grotto                      Chairman of the Board, Chief Executive Officer

Rosanne Esposito                       President, Chief Operating Officer, Director

Todd L. Carter                         Vice President, Chief Technology Officer

Jon M. Bloodworth, Esq.                Vice President, General Counsel, Secretary,
                                        Director

Mark B. Leffers, C.P.A.                Vice President, Treasurer, Chief Financial
                                        Officer

Peter A. Seligmann, Ph.D. (hon.)       Director

Michael H. Glawe, Esq.                 Director

    Each of our directors hold office for a period expiring October 31, 1999. At present, our By-laws provide for not less than one director nor more than nine directors. Currently, there are five directors. The By-laws permit the board of directors to fill any vacancy and such director may serve until the next annual meeting of shareholders or until his successor is elected and qualified. Officers serve at the discretion of the board of directors. There are no family relationships among any officers or directors. The officers devote full time to our business.

    The principal occupation and business experience for each officer and director of busybox for at least the last five years are as follows:

    PATRICK A. GROTTO, 50, has been chairman of the board and chief executive officer of busybox since April 1999, and from December 1998 to April 1999 was president, chief executive officer and a director of busybox. Mr. Grotto has substantial executive management, marketing and sales, and investment banking experience. From 1990 to 1994, Mr. Grotto was president and chief executive officer of EDT, Incorporated, a Maryland based network software company which was sold in a merger in 1994. In 1991, GTE named Mr. Grotto "Entrepreneur of the Year" in connection with his business relationship with such firm. From 1994 to 1997, Mr. Grotto was president and chief executive officer of AGS Financial Corporation, a New York based investment banking firm that was sold to a Fortune 1000 company in 1997. From 1997 to 1998, Mr. Grotto was president and chief executive officer of Royal Oak Holdings, LLC, a Maryland based investment banking firm. Since December 1998, Mr. Grotto has been instrumental in the organization, development and promotion of busybox. Mr. Grotto holds a B.S. degree from Loyola University (Chicago).

    ROSANNE ESPOSITO, 44, is a co-founder of busybox and has been president, chief executive officer and a director of busybox since 1995, except for the period December 1998 to April 1999 when Ms. Esposito was executive vice president, chief executive officer and a director of busybox. Ms. Esposito has substantial executive management, image-based software development and marketing and sales experience. From 1991 to 1995, Ms. Esposito was a founder and product manager of Digital Arts and Science, Inc., an Alameda, California based software developer of image-based archiving applications. Since 1995, Ms. Esposito has been instrumental in the organization, development and promotion of busybox. Ms. Esposito holds a B.S. degree from Temple University and a M.A. degree (equivalent) from Trinity College (Ireland).

    TODD L. CARTER, 36, is a co-founder of busybox and has been vice president and chief technology officer of busybox since 1995. Mr. Carter has substantial image-based software development and digital technology experience. From 1993 to 1994, Mr. Carter was the technology development director of PressLink, Inc., a Washington, D.C. area based Knight-Ridder digital content distribution company. Since 1995, Mr. Carter has been instrumental in the organization, development and promotion of busybox. Mr. Carter is fluent in French. Mr. Carter attended the Universities of Michigan and Massachusetts and the University of Dijon (France).

    JON M. BLOODWORTH, ESQ., 41, has been a vice president, general counsel, secretary and a director of busybox since 1995. Mr. Bloodworth has substantial executive management, finance and corporate legal experience. From 1994 to 1998, Mr. Bloodworth was president and chief executive officer of Koyosha Graphics of America, Inc., a San Francisco, California based software graphics company. Since 1995, Mr. Bloodworth has been instrumental in the organization, development and promotion of busybox. Mr. Bloodworth is fluent in German and Japanese. Mr. Bloodworth holds a B.A. degree from the University of California (Berkeley) and a J.D. degree from Golden Gate University School of Law.

    MARK B. LEFFERS, C.P.A., 38, has been a vice president, treasurer and chief financial officer of busybox since December 1998. From 1993 to 1997, Mr. Leffers was a manager in a Maryland based independent certified public accounting firm. From 1997 to 1998, Mr. Leffers was a vice president and chief financial officer of NewsReal,Inc., a Maryland based Soros Fund Management Company, where he lead the buy-out of the business news and information division from Infoseek, a Top Five Internet search engine and Nasdaq-listed company. Since December 1998, Mr. Leffers has been instrumental in the organization, development and promotion of busybox. Mr. Leffers holds a B.S. degree from the University of Virginia.

    PETER A. SELIGMANN, PH.D. (HON), 48, has been a director of busybox since December 1998. Mr. Seligmann has substantial executive management and international advisory experience. Since 1987, Mr. Seligmann has been a co-founder, chairman of the board and chief executive officer of Conservation International, one of the world's leading conservation organizations, based in Washington, D.C., which pioneers innovative conservation policies that are economically sound, scientifically based and culturally sensitive, with private and public projects and partnerships in more than 20 regions of the world. Mr. Seligmann is a member of the advisory councils of the Jackson Hole Land Trust, Ecotrust and the Japanese Keidanren's Nature Conservation Fund. Mr. Seligmann holds a B.S. degree from Rutgers University, a M.S. degree from Yale University and a Ph.D. (hon.) degree from Michigan State University.

    MICHAEL H. GLAWE, ESQ., 51, has been a director of busybox since December 1998. Mr. Glawe has substantial executive management, international corporate advisory and legal experience. Since 1995, Mr. Glawe has been a member of the board of directors of UAL Corp., the Chicago based parent company of United Airlines, Inc., the world's largest airline and the largest employee owned company in the world, and chairman of the Air Line Pilot's Association. Mr. Glawe is a United Airlines DC-10 captain and has been a pilot for United since 1978. Mr. Glawe is a former decorated commissioned officer and aviator in the U.S. Air Force. Mr. Glawe is also a member of the board of directors of Conservation International, one of the world's leading conservation organizations. Mr. Glawe holds a B.S. degree from the United States Military Academy (West Point) and a J.D. degree from Northern Illinois University College of Law.

REMUNERATION

    EXECUTIVE COMPENSATION

    The following table sets forth remuneration in excess of $100,000 that we paid in fiscal years ended December 31, 1998 and 1997 and that we propose to pay in fiscal year ended December 31, 1999 to the officers and directors of busybox:

                                                                                     SUMMARY COMPENSATION TABLE (1)(2)(3)
                                                                                -----------------------------------------------
                                                                                                                      OTHER
NAME OF INDIVIDUAL OR NUMBER                                                                                         ANNUAL
    OF PERSONS IN GROUP                    POSITION WITH BUSYBOX                  YEAR       SALARY      BONUS    COMPENSATION
----------------------------  ------------------------------------------------  ---------  ----------  ---------  -------------
Patrick A. Grotto             Chairman of the Board, Chief Executive Officer      1999     $  175,000  $  87,500       --
                                                                                  1998     $   --      $  --           --
                                                                                  1997     $   --      $  --           --

Rosanne Esposito              President, Chief Operating Officer, Director        1999     $  125,000  $  62,500       --
                                                                                  1998     $   57,905  $  10,000      6,000
                                                                                  1997     $    6,000  $  --         49,000

Todd L. Carter                Vice President, Chief Technology Officer            1999     $  125,000  $  62,500       --
                                                                                  1998     $   68,514  $  10,000       --
                                                                                  1997     $    7,000  $  --         42,800

Jon M. Bloodworth, Esq.       Vice President, General Counsel, Secretary,         1999     $  150,000  $  75,000       --
                               Director                                           1998     $    1,800  $  --         38,000
                                                                                  1997     $   --      $  --           --

Mark B. Leffers, C.P.A.       Vice President, Treasurer, Chief Financial          1999     $  125,000  $  62,500       --
                               Officer                                            1998     $   --      $  --           --
                                                                                  1997     $   --      $  --           --

------------------------

(1) busybox has agreed to purchase key-man term life insurance on Messrs. Grotto, Esposito and Carter in the amount of $1 million each prior to the closing of this offering. busybox will be the owner and beneficiary of such life insurance policies.

(2) The officers of busybox may receive remuneration as part of an overall group insurance plan providing health, life and disability insurance benefits for employees of busybox. The amount allocable to each individual officer cannot be specifically determined, but, in any event, will not exceed $25,000 as to each individual.

(3) The officers of busybox are each entitled to an annual bonus equal to 50 percent of the salary provided under an employment agreement. Each outside director is entitled to receive a fee of $2,500 plus expenses incurred in personally attending meetings of the board of directors. The members of the board of directors intend to meet at least quarterly during our fiscal year, and at such other times duly called. We presently have two outside directors.

    EMPLOYMENT AGREEMENTS

    busybox has entered into employment agreements ("Agreements") with Messrs. Grotto, Esposito, Carter, Bloodworth and Leffers dated as of January 1, 1999. The Agreements will expire on December 31, 2001. The current annual salaries under the Agreements are $175,000, $125,000, $125,000, $150,000 and $125,000,
respectively. The salaries under the Agreements may be increased to reflect annual cost of living increases and may be supplemented by discretionary merit and performance increases as determined by the board of directors. Messrs. Grotto, Esposito, Carter, Bloodworth and

Leffers are each entitled to an annual bonus equal to 50 percent of the salary provided under his Agreement.

    The Agreements provide, among other things, for participation in an equitable manner in any profit-sharing or retirement plan for employees or executives and for participation in other employee benefits applicable to employees and executives. The Agreements provide for other fringe benefits commensurate with the employees' duties and responsibilities. The Agreements also provide for benefits in the event of disability. The Agreements also contain non-compete provisions but may be limited in geographical scope. However, state courts may determine not to enforce, or only partially enforce, non-compete clauses in employment agreements.

    Employment under the Agreements may be terminated with cause or by the executive with or without good reason. Termination by busybox without cause, or by the executive for good reason, would subject us to liability for liquidated damages in an amount equal to the terminated executive's current salary and a PRO RATA portion of their bonus for the remaining term of the Agreement, payable in a lump sum cash payment, without any set-off for compensation received from any new employment. In addition, the terminated executive would be entitled to continue to participate in and accrue benefits under all employee benefit plans and to receive supplemental retirement benefits to replace benefits under any qualified plan for the remaining term of the Agreement to the extent permitted by law.

LIMITATION ON LIABILITY OF DIRECTORS

    As permitted by Delaware law, our Certificate of Incorporation includes a provision which provides that a director of busybox shall not be personally liable to busybox or its stockholders for monetary damages for a breach of fiduciary duty as a director, except (i) for any breach of the director's duty of loyalty to busybox or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law, (iii) the unlawful payment of dividends or the unlawful repurchase or redemption of stock, or (iv) for any transaction from which the director derives an improper personal benefit. This provision is intended to afford directors protection against, and to limit their potential liability for monetary damages resulting from, suits alleging a breach of the duty of care by a director. As a consequence of this provision, stockholders of busybox will be unable to recover monetary damages against directors for action taken by them that may constitute negligence or gross negligence in performance of their duties unless such conduct falls within one of the foregoing exceptions. The provision, however, does not alter the applicable standards governing a director's fiduciary duty and does not eliminate or limit the right of busybox or any stockholder to obtain an injunction or any other type of nonmonetary relief in the event of a breach of fiduciary duty. Our management believes this provision will assist us in securing and retaining qualified persons to serve as directors. We are unaware of any pending or threatened litigation against us or our directors that would result in any liability for which such director would seek indemnification or similar protection.

    Such indemnification provisions are intended to increase the protection provided directors and, thus, increase our ability to attract and retain qualified persons to serve as directors. We currently maintain a liability insurance policy for the benefit of our directors. We believe that the substantial increase in the number of lawsuits being threatened or filed against corporations and their directors and the general unavailability of directors liability insurance to provide protection against the increased risk of personal liability resulting from such lawsuits have combined to result in a growing reluctance on the part of capable persons to serve as members of boards of directors of public companies. We also believe that the increased risk of personal liability without adequate insurance or other indemnity protection for its directors may result in overcautious and less effective direction and management of busybox.

    The provisions affecting personal liability do not abrogate a director's fiduciary duty to busybox and its shareholders, but eliminate personal liability for monetary damages for breach of that duty. The provisions do not, however, eliminate or limit the liability of a director for failing to act in good faith, for engaging in intentional misconduct or knowingly violating a law, for authorizing the illegal payment of a dividend or repurchase of stock, for obtaining an improper personal benefit, for breaching a director's duty of loyalty (which is generally described as the duty not to engage in any transaction which involves a conflict between the interest of busybox and those of the director) or for violations of the Federal securities laws. The provisions also limit or indemnify against liability resulting from grossly negligent decisions including grossly negligent business decisions relating to attempts to change control of busybox.

    The provisions regarding indemnification provide, in essence, that busybox will indemnify our directors against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding arising out of the director's status as a director, including actions brought by or on behalf of busybox (shareholder derivative actions). The provisions do not require a showing of good faith. Moreover, they do not provide indemnification for liability arising out of willful misconduct, fraud or dishonesty, for "short-swing" profits violations under the Federal securities laws, or for the receipt of illegal remuneration. The provisions also do not provide indemnification for any liability to the extent such liability is covered by insurance. One purpose of the provisions is to supplement the coverage provided by such insurance.

    The provisions diminish the potential rights of action which might otherwise be available to shareholders by limiting the liability of officers and directors to the maximum extent allowable under Delaware law and by affording indemnification against most damages and settlement amounts paid by a director in connection with any shareholders derivative action. However, the provisions do not have the effect of limiting the right of a shareholder to enjoin a director from taking actions in breach of his fiduciary duty, or to cause busybox to rescind actions already taken, although as a practical matter courts may be unwilling to grant such equitable remedies in circumstances in which such actions have already been taken. Although we have procured directors liability insurance coverage, there is no assurance that it will provide coverage to the extent directors would be indemnified and, in such event, we may be forced to bear a portion or all of the cost of the director's claims for indemnification. If we are forced to bear the costs for indemnification, the value of our stock may be adversely affected. In the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act of 1933 is contrary to public policy and, therefore, is unenforceable.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information regarding our common stock owned on the date of this prospectus and, as adjusted, to reflect the sale of shares offered by this prospectus, by (i) each person who is known by busybox to own beneficially more than five percent of our common stock; (ii) each of our officers and directors; and (iii) all officers and directors as a group:

                                                                                                          PERCENTAGE OF SHARES
                                                                                                       --------------------------
                                                                                             NUMBER      BEFORE         AFTER
NAME AND ADDRESS (1)                                            POSITION WITH BUSYBOX      OF SHARES    OFFERING    OFFERING (2)
----------------------------------------------------------  -----------------------------  ----------  -----------  -------------
Patrick A. Grotto.........................................  Chairman of the Board, Chief      325,000        6.40          4.59
                                                              Executive Officer

Rosanne Esposito..........................................  President, Chief Operating        900,000       17.73         12.72
                                                              Officer, Director

Todd L. Carter............................................  Vice President, Chief             900,000       17.73         12.72
                                                              Technology Officer

Jon M. Bloodworth, Esq....................................  Vice President, General           450,000        8.87          6.36
                                                              Counsel, Secretary,
                                                              Director

Mark B. Leffers, C.P.A....................................  Vice President, Treasurer,        200,000        3.94          2.83
                                                              Chief Financial Officer

Peter A. Seligmann, Ph.D. (hon.)..........................  Director                          100,000        1.97          1.41

Michael H. Glawe, Esq.....................................  Director                          100,000        1.97          1.41

Thomas T. Prousalis, Jr., Esq.(3).........................  Stockholder                       300,000        5.91          4.24

All Officers and Directors
  as a Group (7 persons)..................................                                  2,975,000       58.62         42.05

------------------------

(1) c/o busybox.com, inc., 701 Battery Street, Third Floor, San Francisco, California 94111.

(2) Does not include the exercise of up to 2,000,000 warrants in this offering. Each warrant entitles the holder to purchase one share of common stock at $5.50 per share during the five-year period commencing on the date of this prospectus. The warrants are redeemable upon certain conditions. If the warrants are exercised, we will receive proceeds of up to $11,000,000.

(3) 1919 Pennsylvania Avenue, N.W., Suite 800, Washington, D.C. 20006. See "Legal Matters."

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    busybox was incorporated in Delaware in October 1995. We have authorized capital of 25,000,000 shares of common stock, $.01 par value. We have 5,260,000 shares of common stock issued and outstanding prior to this offering.

    In December 1995, busybox issued 2,450,000 shares of common stock to four persons, including three officers and directors of busybox, in a private placement transaction in consideration of $24,500, consisting of $1,000 in cash and $23,500 in services rendered, or $.01 per share.

    In July 1997, busybox issued 300,000 shares of common stock to two persons in a private placement transaction in consideration of $174,167, consisting of property and services rendered, or $.58 per share.

    In July 1998, busybox issued 100,000 shares of common stock to one person in a private placement transaction in consideration of $58,385, consisting of services rendered, or $.58 per share.

    In December 1998, busybox amended its Certificate of Incorporation to increase the number of authorized no par value common shares from 3,000,000 shares to 6,000,000 shares. Also, in December 1998, busybox issued 1,225,000 shares of common stock to eight persons, including two officers and one director and two outside directors of busybox, in a private placement transaction in consideration of $2,450,000, consisting of cash and promissory notes, or $2 per share.

    In March 1999, busybox amended its Certificate of Incorporation to change the par value of its common stock from no par value to $.01 par value per share, and to increase the number of authorized shares from 6,000,000 shares to 25,000,000 shares. busybox then approved a 2,000-for-1 stock split for all shares issued and outstanding. All references to number of shares and amounts per share in this prospectus have been adjusted to reflect the effect of the stock split and change in par value.

    In April 1999, busybox issued 1,185,000 shares of common stock to 45 persons in a private placement transaction in consideration of $2,370,000, or $2 per share.

    All unregistered securities issued by busybox prior to this offering are deemed "restricted securities" within the meaning of that term as defined in Rule 144 and have been issued pursuant to certain "private placement" exemptions under Section 4(2) of the Securities Act of 1933, as amended, and certain rules and regulations as promulgated by the Securities and Exchange Commission, such that the sales of the securities to sophisticated investors were transactions by an issuer not involving any public offering. Such investors had access to information on busybox necessary to make an informed investment decision.

    busybox intends to indemnify its officers and directors to the full extent permitted by Delaware law. Under Delaware law, a corporation may indemnify its agents for expenses and amounts paid in third party actions and, upon court approval in derivative actions, if the agents acted in good faith and with reasonable care. A majority vote of the board of directors, approval of the shareholders or court approval is required to effectuate indemnification.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to officers, directors or persons controlling busybox, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by busybox of expenses incurred or paid by an officer, director or controlling person of busybox in the successful defense of any action, suit or proceeding) is asserted by such officer, director or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

    Any future transactions with affiliates will be on terms no less favorable than could be obtained from nonaffiliated parties and will be approved by a majority of the independent and disinterested directors, as required by a resolution of the board of directors. Any future loans to officers, directors, affiliates and/or shareholders of busybox will be approved by a majority of the independent and disinterested directors, as required by a resolution of the board of directors.

                           DESCRIPTION OF SECURITIES

COMMON STOCK

    The authorized capital stock of busybox consists of 25,000,000 shares of common stock, $.01 par value. busybox has 5,075,000 shares of common stock issued and outstanding prior to this offering. Holders of the common stock do not have preemptive rights to purchase additional shares of common stock or other subscription rights. The common stock carries no conversion rights and is not subject to redemption or to any sinking fund provisions. All shares of common stock are entitled to share equally in dividends from sources legally available therefor when, as and if declared by the board of directors and, upon liquidation or dissolution of busybox, whether voluntary or involuntary, to share equally in the assets of busybox available for distribution to stockholders. All outstanding shares of common stock are validly authorized and issued, fully paid and nonassessable, and all shares to be sold and issued as contemplated hereby, will be validly authorized and issued, fully paid and nonassessable. The board of directors is authorized to issue additional shares of common stock, not to exceed the amount authorized by our Certificate of Incorporation, and to issue options and warrants for the purchase of such shares, on such terms and conditions and for such consideration as the board may deem appropriate without further stockholder action. The above description concerning the common stock of busybox does not purport to be complete. Reference is made to our Certificate of Incorporation and By-laws which are available for inspection upon proper notice at our offices, as well as to the applicable statutes of Delaware for a more complete description concerning the rights and liabilities of stockholders.

    Prior to this offering, there has been no market for the common stock of busybox, and no predictions can be made of the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of significant amounts of the common stock of busybox in the public market may adversely affect prevailing market prices, and may impair our ability to raise capital at that time through the sale of our equity securities.

    Each holder of common stock is entitled to one vote per share on all matters on which such stockholders are entitled to vote. Since the shares of common stock do not have cumulative voting rights, the holders of more than 50 percent of the shares voting for the election of directors can elect all the directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any person to the board of directors.

WARRANTS

    Prior to this offering, there were no warrants issued and outstanding. The warrants will be issued in registered form under an agreement dated on the date of this prospectus ("Warrant Agreement"), between busybox and American Securities Transfer, Inc., Denver, Colorado, as warrant agent (the "Warrant Agent"). The following discussion of certain terms and provisions of the warrants is qualified in its entirety by reference to the Warrant Agreement. A form of the certificate representing the warrants which forms a part of the Warrant Agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part.

    Each of the warrants entitles the registered holder to purchase one share of common stock. The warrants are exercisable at a price of $5.50 (which exercise price has been arbitrarily determined by busybox and the Underwriter) subject to certain adjustments. The warrants are entitled to the benefit of adjustments in their exercise prices and in the number of shares of common stock or other securities deliverable upon the exercise thereof in the event of a stock dividend, stock split, reclassification, reorganization, consolidation or merger.

    The warrants may be exercised at any time and continuing thereafter until the close of five years from the date hereof, unless such period is extended by busybox. After the expiration date, warrant holders shall have no further rights. Warrants may be exercised by surrendering the certificate evidencing such warrant, with the form of election to purchase on the reverse side of such certificate properly completed and executed, together with payment of the exercise price and any transfer tax, to the Warrant Agent. If less than all of the warrants evidenced by a warrant certificate are exercised, a new certificate will be issued for the remaining number of warrants. Payment of the exercise price may be made by cash, bank draft or official bank or certified check equal to the exercise price.

    Warrant holders do not have any voting or any other rights as shareholders of busybox. busybox has the right at any time to redeem the warrants, at a price of $.05 per warrant, by written notice to the registered holders thereof, mailed not less than thirty (30) nor more than sixty (60) days prior to the Redemption Date. busybox may exercise this right only if the closing bid price for the common stock equals or exceeds $10 per share during a thirty (30) consecutive trading day period ending no more than fifteen (15) days prior to the date that the notice of redemption is mailed, provided there is then a current registration statement under the Securities Act of 1933, as amended (the "Act") with respect to the issuance and sale of common stock upon the exercise of the warrants. If busybox exercises its right to call warrants for redemption, such warrants may still be exercised until the close of business on the day immediately preceding the Redemption Date. If any warrant called for redemption is not exercised by such time, it will cease to be exercisable, and the holder thereof will be entitled only to the repurchase price. Notice of redemption will be mailed to all holders of warrants or record at least thirty (30) days, but not more than sixty (60) days, before the Redemption Date. The foregoing notwithstanding, busybox may not call the warrants at any time that a current registration statement under the Act is not then in effect. Any redemption of the warrants during the one-year period commencing on the date of this prospectus shall require the written consent of the Underwriter.

    The Warrant Agreement permits busybox and the Warrant Agent, without the consent of warrant holders, to supplement or amend the Warrant Agreement in order to cure any ambiguity, manifest error or other mistake, or to address other matters or questions arising thereafter that busybox and the Warrant Agent deem necessary or desirable and that do not adversely affect the interest of any warrant holder. busybox and the Warrant Agent may also supplement or amend the Warrant Agreement in any other respect with the written consent of holders of not less than a majority in the number of warrants then outstanding; however, no such supplement or amendment may (i) make any modification of the terms upon which the warrants are exercisable or may be redeemed; or (ii) reduce the percentage interest of the holders of the warrants without the consent of each warrant holder affected thereby.

    In order for the holder to exercise a warrant, there must be an effective registration statement, with a current prospectus on file with the Securities and Exchange Commission covering the shares of common stock underlying the warrants, and the issuance of such shares to the holder must be registered, qualified or exempt under the laws of the state in which the holder resides. If required, busybox will file a new registration statement with the Securities and Exchange Commission with respect to the securities underlying the warrants prior to the exercise of such warrants and will deliver a prospectus with respect to such securities to all holders thereof as required by Section 10(a)(3) of the Securities Act of 1933, as amended.

SHARES ELIGIBLE FOR FUTURE SALE

    All of our currently outstanding shares of common stock are "restricted securities" and, in the future, may be sold upon compliance with Rule 144, adopted under the Securities Act of 1933, as amended. Rule 144 provides, in essence, that a person holding "restricted securities" for a period of one year may sell only an amount every three months equal to the greater of (a) one percent of our issued and outstanding shares, or (b) the average weekly volume of sales during the four calendar weeks preceding the sale. The amount of "restricted securities" which a person who is not an affiliate of busybox may sell is not so limited, since nonaffiliates may sell without volume limitation their shares held for two years if there is adequate current public information available concerning busybox. Upon the sale of the securities, and assuming that there is no exercise of any issued and outstanding warrants, busybox will have 7,075,000 shares of its common stock issued and outstanding, of which 5,075,000 shares will be "restricted securities." Therefore, during each three month period, a holder of restricted securities who has held them for at least the one year period may sell under Rule 144 a number of shares up to 70,750 shares. Non-affiliated persons who hold for the two-year period described above may sell unlimited shares once their holding period is met. However, under to the terms of the Underwriting Agreement, the current stockholders of busybox have agreed not to sell, transfer, assign or otherwise dispose of any restricted securities of busybox for a period of 24 months following the date of this prospectus.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for our securities is American Securities Transfer, Inc., 1825 Lawrence Street, Suite 444, Denver, Colorado 80202.

REPORTS TO SECURITY-HOLDERS

    We will furnish to holders of our securities annual reports containing audited financial statements. We may issue other unaudited interim reports to our security-holders as we deem appropriate.

    Contemporaneously, with this offering, we intend to register our securities with the Securities and Exchange Commission under the provisions of Section 12(g) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and, in accordance therewith, we will be required to comply with certain reporting, proxy solicitation and other requirements of the Exchange Act.

                                  UNDERWRITING

    Subject to the terms and conditions of the Underwriting Agreement, Barron Chase Securities, Inc. ("Underwriter") has agreed to purchase from busybox an aggregate of 2,000,000 shares of common stock and 2,000,000 warrants (collectively, "Securities"). The Securities are offered by the Underwriter subject to prior sale, when, as and if delivered to and accepted by counsel and certain other conditions. The Underwriter is committed to purchase all of the Securities offered by this prospectus, if any are purchased (other than those covered by the Over-Allotment Option described below).

    We have been advised by the Underwriter that the Underwriter proposes to offer the Securities to the public at the offering prices set forth on the cover page of this prospectus. The Underwriter has advised us that the Underwriter proposes to offer the Securities through members of the National Association of Securities Dealers, Inc. ("NASD"), and may allow concessions, in its discretion, to certain selected dealers who are members of the NASD and who agree to sell the Securities in conformity with the NASD's Conduct Rules. Such concessions will not exceed the amount of the underwriting discount that the Underwriter is to receive.

    We have granted to the Underwriter an Over-Allotment Option, exercisable for 45 days from the Effective Date, to purchase up to an additional 300,000 shares of common stock and an additional 300,000 warrants at the respective public offering prices less the underwriting discounts set forth on the cover page of this prospectus. The Underwriter may exercise this option solely to cover overallotments in the sale of the Securities being offered by this prospectus.

    Our officers and directors may introduce the Underwriter to persons to consider this offering and to purchase Securities either through the Underwriter or through participating dealers. In this connection, no Securities have been reserved for those purchases and officers and directors will not receive any commissions or any other compensation.

    We have agreed to pay to the Underwriter a commission of ten percent (10%) of the gross proceeds of this offering (the "Underwriting Discount"), including the gross proceeds from the sale of the Over-Allotment Option, if exercised. In addition, we have agreed to pay to the Underwriter the Non-Accountable Expense Allowance of three percent (3%) of the gross proceeds of this offering, including proceeds from any Securities purchased pursuant to the Over-Allotment Option. We have paid to the Underwriter a $50,000 advance with respect to the Non-Accountable Expense Allowance. The Underwriter's expenses in excess of the Non-Accountable Expense Allowance will be paid by the Underwriter. To the extent that the expenses of the Underwriter are less than the amount of the Non-Accountable Expense Allowance received, such excess shall be deemed to be additional compensation to the Underwriter. The Underwriter has informed us that it does not expect sales of discretionary accounts to exceed five percent (5%) of the total number of Securities offered by us.

    We have agreed to engage the Underwriter as a financial advisor for a fee of $108,000, which is payable to the Underwriter on the Closing Date. Under the terms of a financial advisory agreement, the Underwriter has agreed to provide, at our request, advice to us concerning potential merger and acquisition and financing proposals, whether by public financing or otherwise. With regard to the Underwriter's engagement to locate mergers or acquisitions for us, the Underwriter does not have any current plans, proposals, arrangements or understandings in this regard. We have also agreed that if we participate in any transaction which the Underwriter has introduced in writing to us during a period of five years after the Closing (including mergers, acquisitions, joint ventures and any other business transaction for us introduced in writing by the Underwriter), and which is consummated after the Closing (including an acquisition of assets or stock for which it pays, in whole or in part, with shares or other securities of busybox), or if we retain the services of the Underwriter in connection with any such transaction (an "Introduced Consummated Transaction"), then we will pay for the Underwriter's services an amount equal to 5% of up to one million dollars of value paid or received in the transaction, 4% of the next one million dollars of such value, 3% of the next one million dollars of such value, 2% of the next one million dollars of such value, and 1% of the next million dollars of such value and of all such value above $4,000,000.

    Prior to this offering, there has been no public market for the shares of common stock or the warrants. Consequently, the initial public offering prices for the Securities, and the terms of the warrants (including the exercise price of the warrants), have been determined by negotiation between busybox and the Underwriter. Among the factors considered in determining the public offering prices were the history of, and the prospects for, our business, an assessment of our management, our past and present operations, our development and the general condition of the securities market at the time of this offering. The initial public offering prices do not necessarily bear any relationship to our assets, book value, earnings or other established criteria of value. Such prices are subject to change as a result of market conditions and other factors, and no assurance can be given that a public market for the shares or the warrants will develop after the Closing, or if a public market in fact develops, that such public market will be sustained, or that the shares or the warrants can be resold at any time at the offering or any other price.

    At the Closing, we will issue to the Underwriter and/or persons related to the Underwriter, for nominal consideration, the Common Stock Underwriter Warrants to purchase up to 200,000 shares of common stock ("Underlying Shares") and the Warrant Underwriter Warrants to purchase up to 200,000 warrants ("Underlying Warrants"). The Common Stock Underwriter Warrants, the Warrant Underwriter Warrants and the Underlying Warrants are sometimes referred to in this prospectus as the "Underwriter Warrants." The Common Stock Underwriter Warrants and the Warrant Underwriter Warrants will be exercisable for a five-year period commencing on the Effective Date. The initial exercise price of each Common Stock Underwriter Warrant shall be $8.25 per Underlying Share (165% of the public offering price). The initial exercise price of each Warrant Underwriter Warrant shall be $.20265 per Underlying Warrant (165% of the public offering price). Each Underlying Warrant will be exercisable for a five-year period commencing on the Effective Date to purchase one share of common stock at an exercise price of $8.25 per share of common stock. The Underwriter Warrants will be restricted from sale, transfer, assignment or hypothecation for a period of twelve months from the Effective Date by the holder, except (i) to officers of the Underwriter and members of the selling group and officers and partners thereof; (ii) by will; or (iii) by operation of law.

    The Common Stock Underwriter Warrants and the Warrant Underwriter Warrants contain provisions providing for appropriate adjustment in the event of any merger, consolidation, recapitalization, reclassification, stock dividend, stock split or similar transaction. The Underwriter Warrants contain net issuance provisions permitting the holders thereof to elect to exercise the Underwriter Warrants in whole or in part and instruct busybox to withhold from the securities issuable upon exercise, a number of securities, valued at the current fair market value on the date of exercise, to pay the exercise price. Such net exercise provision has the effect of requiring busybox to issue shares of common stock without a corresponding increase in capital. A net exercise of the Underwriter Warrants will have the same dilutive effect on the interests of our shareholders as will a cash exercise. The Underwriter Warrants do not entitle the holders thereof to any rights as a shareholder of busybox until such Underwriter Warrants are exercised and shares of common stock are purchased thereunder.

    The Underwriter Warrants and the securities issuable thereunder may not be offered for sale except in compliance with the applicable provisions of the Securities Act. We have agreed that if we shall cause a post-effective amendment, a new registration statement or similar offering document to be filed with the Commission, the holders shall have the right, for seven (7) years from the Effective Date, to include in such registration statement or offering statement the Underwriter Warrants and/or the securities issuable upon their exercise at no expense to the holders. Additionally, we have agreed that, upon request by the holders of 50% or more of the Underwriter Warrants during the period commencing one year from the Effective Date and expiring four years thereafter, we will, under certain circumstances, register the Underwriter Warrants and/or any of the securities issuable upon their exercise.

    In order to facilitate the offering of the common stock and warrants, the Underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock and warrants. Specifically, the Underwriter may overallot in connection with the offering, creating a short position in the common stock and warrants for its own account. In addition, to cover overallotments or to stabilize the price of the common stock and warrants, the Underwriter may bid for, and purchase, shares of common stock and warrants in the open market. Finally, the Underwriter may reclaim selling concessions allowed to a dealer for distributing the common stock and warrants in the offering, if the Underwriter repurchases previously distributed common stock or warrants in transactions to cover the Underwriter's short position in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the common stock and warrants above independent market levels. The Underwriter is not required to engage in these activities and may end any of these activities at any time.

    We have agreed to indemnify the Underwriter against any costs or liabilities incurred by the Underwriter by reason of misstatements or omissions to state material factors in connection with the statements made in the registration statement filed by busybox with the Commission under the Securities Act (together with all amendments and exhibits thereto, the "Registration Statement") and this prospectus. The Underwriter has in turn agreed to indemnify busybox against any costs or liabilities by reason of misstatements or omissions to state material facts in connection with the statements made in the Registration Statement and this prospectus, based on information relating to the Underwriter and furnished in writing by the Underwriter. To the extent that these provisions may purport to provide exculpation from possible liabilities arising under the federal securities laws, in the opinion of the Securities and Exchange Commission, such indemnification is contrary to public policy and therefore unenforceable.

    The foregoing is a summary of the principal terms of the agreements described above and does not purport to be complete. Reference is made to copies of each such agreement which are filed as exhibits to the Registration Statement.

                               LEGAL PROCEEDINGS

    From time to time, we may be involved in litigation that arises in the normal course of business operations. As of the date of this prospectus, busybox is not a party to any legal proceedings and, to the best of our information, knowledge and belief, none is contemplated or has been threatened.

                                 LEGAL MATTERS

    The validity of the securities being offered hereby will be passed upon for busybox by Thomas T. Prousalis, Jr., Esq., 1919 Pennsylvania Avenue, N.W., Suite 800, Washington, D.C. 20006. Mr. Prousalis is the beneficial owner of 300,000 shares of common stock of busybox. Certain legal matters will be passed upon for the Underwriter by David A. Carter, P.A., 2300 Glades Road, Suite 210W, Boca Raton, Florida 33431.

                                    EXPERTS

    The financial statements of busybox as of and for the two years ended December 31, 1998, included in the registration statement and this prospectus have been included herein in reliance on the report of Grant Thornton LLP, independent certified public accountants, given on the authority of Grant Thornton LLP as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act of 1933, as amended, with respect to the securities offered in this prospectus. This prospectus does not contain all of the information contained in the registration statement and the exhibits and schedules to the registration statement. Some items are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information about busybox and the securities offered under this prospectus, you should review the registration statement and the exhibits and schedules filed as a part of the registration statement. Descriptions of contracts or other documents referred to in this prospectus are not necessarily complete. If the contract or document is filed as an exhibit to the registration statement, you should review that contract or document. You should be aware that when we discuss these contracts or documents in the prospectus we are assuming that you will read the exhibits to the registration statement for a more complete understanding of the contract or document. The registration statement and its exhibits and schedules may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and the Securities and Exchange Commission's regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies may be obtained from the Securities and Exchange Commission after payment of fees prescribed by the Securities and Exchange Commission. The Securities and Exchange Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants, including busybox, that file electronically with the Securities and Exchange Commission. The address of this Web site is www.sec.gov. You may also contact the Securities and Exchange Commission by telephone at (800) 732-0330.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                                PAGE
                                                                                                                -----

Report of Independent Certified Public Accountants.........................................................         F-2

Financial Statements

  Balance Sheets...........................................................................................         F-3

  Statements of Operations.................................................................................         F-4

  Statements of Stockholders' Equity.......................................................................         F-5

  Statements of Cash Flows.................................................................................         F-6

  Notes to Financial Statements............................................................................         F-7

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
busybox.com, inc.

    We have audited the accompanying balance sheet of busybox.com, inc. ("Company") as of December 31, 1998, and the related statements of operations, stockholders' equity and cash flows for the years ended December 31, 1997 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1998, and the results of its operations and its cash flows for the years ended December 31, 1997 and 1998 in conformity with generally accepted accounting principles.

                                        GRANT THORNTON LLP

San Francisco, California
March 24, 1999 (except for Note K, as to which the date is June 7, 1999)

                               BUSYBOX.COM, INC.

                                 BALANCE SHEETS

                                                                                      DECEMBER 31,     MARCH 31,
                                                                                          1998           1999
                                                                                      -------------  -------------
                                                                                                      (UNAUDITED)
                                                      ASSETS
CURRENT ASSETS
  Cash and cash equivalents.........................................................  $     130,711  $      67,719
  Accounts receivable, net of allowance for doubtful accounts of $12,050
    and $0, respectively............................................................        145,383         64,000
  Other current assets..............................................................         24,353         53,118
                                                                                      -------------  -------------
      Total current assets..........................................................        300,447        184,837

PROPERTY AND EQUIPMENT, net.........................................................         80,048        103,291

INTEREST RECEIVABLE.................................................................             --         48,755

OTHER ASSETS, net...................................................................         64,613         61,630
                                                                                      -------------  -------------
                                                                                      $     445,108  $     398,513
                                                                                      -------------  -------------
                                                                                      -------------  -------------

                                       LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable..................................................................  $      47,269  $     131,688
  Accrued liabilities...............................................................          5,751         10,609
  Line of credit....................................................................             --        100,000
  Income taxes payable..............................................................          1,600          1,600
  Capital leases payable, current...................................................          7,282          7,711
                                                                                      -------------  -------------
      Total current liabilities.....................................................         61,902        251,608

LONG-TERM DEBT
  Capital leases payable, long-term.................................................         11,550          9,486
                                                                                      -------------  -------------
      Total liabilities.............................................................         73,452        261,094
STOCKHOLDERS' EQUITY
  Common stock, $.01 par value, 25,000,000 shares authorized;
    4,075,000 shares issued and outstanding in 1998 and 1999........................         40,750         40,750
  Additional paid-in capital........................................................      2,642,800      2,642,800
  Retained earnings (accumulated deficit)...........................................        138,106       (106,381)
                                                                                      -------------  -------------
                                                                                          2,821,656      2,577,169
  Less notes and accounts receivable from stockholders..............................     (2,450,000)    (2,439,750)
                                                                                      -------------  -------------
      Total stockholders' equity....................................................        371,656        137,419
                                                                                      -------------  -------------
                                                                                      $     445,108  $     398,513
                                                                                      -------------  -------------
                                                                                      -------------  -------------

        The accompanying notes are an integral part of these statements.

                               BUSYBOX.COM, INC.

                            STATEMENTS OF OPERATIONS

                                                     YEAR ENDED        THREE MONTHS ENDED
                                                    DECEMBER 31,           MARCH 31,
                                                --------------------  --------------------
                                                  1997       1998       1998       1999
                                                ---------  ---------  ---------  ---------
                                                                          (UNAUDITED)
Net revenue...................................  $ 833,797  $1,170,022 $ 324,856  $ 122,659
Cost of revenue...............................    327,606    415,672     94,126     58,683
                                                ---------  ---------  ---------  ---------
    Gross profit..............................    506,191    754,350    230,730     63,976
Operating expenses
  General and administrative expenses.........    362,031    491,446     86,314    300,113
  Research and development....................     83,000    258,242     44,465     56,444
                                                ---------  ---------  ---------  ---------
    Total operating expenses..................    445,031    749,688    130,779    356,557
                                                ---------  ---------  ---------  ---------
    Operating profit (loss)...................     61,160      4,662     99,951   (292,581)
Other income
  Interest income on stockholders' notes
    receivable................................         --         --         --     48,750
  Interest income (expense), net..............        927      3,576         (5)      (656)
                                                ---------  ---------  ---------  ---------
    Net income (loss) before income taxes.....     62,087      8,238     99,946   (244,487)
Income taxes..................................        800        800         --         --
                                                ---------  ---------  ---------  ---------
    NET INCOME (LOSS).........................  $  61,287  $   7,438  $  99,946  $(244,487)
                                                ---------  ---------  ---------  ---------
                                                ---------  ---------  ---------  ---------
Basic and diluted net income (loss) per
  share.......................................  $    0.02  $      --  $    0.04  $   (0.06)
                                                ---------  ---------  ---------  ---------
                                                ---------  ---------  ---------  ---------
Shares used in calculation of net income
  (loss) per share............................  2,600,000  2,843,630  2,750,000  4,075,000
                                                ---------  ---------  ---------  ---------
                                                ---------  ---------  ---------  ---------

        The accompanying notes are an ingegral part of these statements.

                               BUSYBOX.COM, INC.
                       STATEMENT OF STOCKHOLDERS' EQUITY

                                                                                    RETAINED    STOCKHOLDERS'
                                               COMMON STOCK         ADDITIONAL      EARNINGS      NOTES AND
                                           ---------------------     PAID-IN      (ACCUMULATED    ACCOUNTS
                                             SHARES     AMOUNT       CAPITAL        DEFICIT)     RECEIVABLE      TOTAL
                                           ----------  ---------  --------------  ------------  -------------  ----------
Balance at January 1, 1997...............   2,450,000  $  24,500   $    (23,500)   $   69,381   $          --  $   70,381
Issuance of common stock for services and
  software...............................     300,000      3,000        171,167            --              --     174,167
Net income...............................          --         --             --        61,287              --      61,287
                                           ----------  ---------  --------------  ------------  -------------  ----------
Balance at December 31, 1997.............   2,750,000     27,500        147,667       130,668              --     305,835
Issuance of common stock for services....     100,000      1,000         57,383            --              --      58,383
Issuance of common stock.................   1,225,000     12,250      2,437,750            --      (2,450,000)         --
Net income...............................          --         --             --         7,438              --       7,438
                                           ----------  ---------  --------------  ------------  -------------  ----------
Balance at December 31, 1998.............   4,075,000     40,750      2,642,800       138,106      (2,450,000)    371,656
Net loss (unaudited).....................          --         --             --      (244,487)             --    (244,487)
Repayments of stockholders' accounts
  receivable (unaudited).................          --         --             --            --          10,250      10,250
                                           ----------  ---------  --------------  ------------  -------------  ----------
Balance at March 31, 1999 (unaudited)....   4,075,000  $  40,750   $  2,642,800    $ (106,381)  $  (2,439,750) $  137,419
                                           ----------  ---------  --------------  ------------  -------------  ----------
                                           ----------  ---------  --------------  ------------  -------------  ----------

         The accompanying notes are an integral part of this statement.

                               BUSYBOX.COM, INC.

                            STATEMENTS OF CASH FLOWS

                                                                      YEAR ENDED            THREE MONTHS ENDED
                                                                     DECEMBER 31,               MARCH 31,
                                                               ------------------------  ------------------------
                                                                  1997         1998         1998         1999
                                                               ----------  ------------  -----------  -----------

                                                                                               (UNAUDITED)
Increase (decrease) in cash
Cash flows from operating activities:
  Net income (loss)..........................................  $   61,287  $      7,438  $    99,946  $  (244,487)
  Adjustments to reconcile net earnings (loss) to net cash
    provided by (used in) operating activities:
      Depreciation and amortization..........................      21,796        36,136        3,963       10,462
      Common stock issued for services.......................      90,667        58,383           --           --
      Loss on retirement of assets...........................          --         1,067           --           --
      Change in assets and liabilities
        Accounts receivable, net.............................     (92,034)      (44,199)    (174,391)      81,383
        Other current assets.................................     (12,500)      (11,740)      (2,033)     (28,765)
        Interest receivable..................................          --            --           --      (48,755)
        Accounts payable.....................................      10,413         7,172       16,514       84,417
        Income taxes payable.................................      (8,044)          800           --           --
        Other accrued liabilities............................     (17,334)        5,090          883        4,858
                                                               ----------  ------------  -----------  -----------
        Net cash provided by (used in) operating
          activities.........................................      54,251        60,147      (55,118)    (140,887)
Cash flows from investing activities
  Purchases of property and equipment........................     (10,556)      (29,614)     (16,741)     (30,720)
Cash flows from financing activities
  Repayment of capital leases................................          --        (4,742)        (631)      (1,635)
  Repayment of note payable..................................      (3,234)           --           --           --
  Proceeds from line of credit...............................          --            --           --      100,000
  Proceeds from stockholders accounts receivable.............          --            --           --       10,250
                                                               ----------  ------------  -----------  -----------
        Net cash (used in) provided by financing
          activities.........................................      (3,234)       (4,742)        (631)     108,615
                                                               ----------  ------------  -----------  -----------
        NET INCREASE (DECREASE) IN CASH......................      40,461        25,791      (72,490)     (62,992)
Cash at beginning of period..................................      64,459       104,920      104,920      130,711
                                                               ----------  ------------  -----------  -----------
Cash at end of period........................................  $  104,920  $    130,711  $    32,430  $    67,719
                                                               ----------  ------------  -----------  -----------
                                                               ----------  ------------  -----------  -----------
Supplemental cash flow disclosures
  Cash paid for
    Interest.................................................  $       64  $      2,721  $       350  $     1,064
    Income taxes.............................................  $    8,844  $         --  $        --  $        --
Noncash transactions
  Shares of common stock issued in exchange for services.....  $   90,667  $     58,383  $        --  $        --
  Capital lease obligation incurred..........................  $       --  $     23,574  $    12,332  $        --
  Shares of common stock issued to stockholders for notes and
    accounts receivable......................................  $       --  $  2,450,000  $        --  $        --
  Shares of common stock issued in exchange for software.....  $   83,500  $         --  $        --  $        --

        The accompanying notes are an integral part of these statements.

                               BUSYBOX.COM, INC.

                         NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1997 AND 1998

         (INFORMATION RELATING TO MARCH 31, 1998 AND 1999 IS UNAUDITED)

NOTE A--ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    busybox.com, inc. ("Company") designs, develops, maintains, services, markets, sells and distributes digital imagery, including black and white and color still photographs, film footage and video, as well as the sale and licensing of Company developed software over the Internet to its customers in the technology, media, entertainment, government, corporate and sports industries.

    In December 1998, the Company amended its Certificate of Incorporation to change its name from "Get Smart, Inc." to "Busy Box, Inc." In March 1999, the Company further amended its Certificate of Incorporation to change its name to "busybox.com, inc."

REVENUE RECOGNITION

    Revenues are derived from digital image processing and services, Web site hosting, maintenance and support, on-line sales of software and licensing of the Company-developed software. Web site service revenues are recognized as services are provided. The Company recognizes the revenue allocable to software licenses upon delivery of the software product to the end-user, unless the fee is not fixed or determinable or collectibility is not probable. The Company considers all arrangements with payment terms extending beyond twelve months and other arrangements with payment terms longer than normal not to be fixed or determinable. If the fee is not fixed or determinable, revenue is recognized as payments become due from the customer. If collectibility is not considered probable, revenue is recognized when the fee is collected.

CASH AND CASH EQUIVALENTS

    All liquid instruments with an original maturity of three months or less are considered cash equivalents.

    The Company maintains cash balances at financial institutions which are insured by the Federal Deposit Insurance Corporation up to $100,000. The Company has not experienced any losses in such accounts and believes it is not exposed to significant risk or loss.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets. Equipment is depreciated over estimated useful lives of three to seven years. Leasehold improvements are amortized over the estimated useful life of the asset or the related lease term, whichever is shorter.

RESEARCH AND DEVELOPMENT

    Research and development expenditures are generally charged to operations as incurred. Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," requires the capitalization of certain software development costs subsequent to the establishment of technological feasibility. In the Company's case, capitalization would begin upon completion of a working model as the Company does not prepare detail program designs as part of the development process. Included in other assets at December 31, 1998 and

                               BUSYBOX.COM, INC.

                           DECEMBER 31, 1997 AND 1998

         (INFORMATION RELATING TO MARCH 31, 1998 AND 1999 IS UNAUDITED)

NOTE A--ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) March 31, 1999, were capitalized costs of $64,613 and $61,630, net of amortization, which represent purchased software. Technological feasibility was established in July 1997, and the costs are amortized using the straight-line method over its estimated useful life of 7 years.

INCOME TAXES

    The Company follows the liability method in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and on the expected future tax benefit to be derived from the tax loss carryforwards, if any. Additionally, deferred tax items are measured using current tax rates. A valuation allowance is established if it is more likely than not that some portion or all of the deferred tax assets will not be realized.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The fair value of cash and cash equivalents, accounts receivable and accounts payable approximates carrying value due to the short-term nature of such instruments. The fair value of the stockholders' notes receivable cannot be determined as no market exists for such instruments.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

BASIC AND DILUTED EARNINGS PER SHARE

    Basic earnings per share is calculated by dividing net income by the weighted average shares outstanding. The Company did not have any common equivalent shares for the years ended December 31, 1997 and 1998.

COMPREHENSIVE INCOME

    The Company has adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("FAS 130"). FAS 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. There was no difference between the Company's net income (loss) and its total comprehensive income (loss) for 1997 and 1998.

                               BUSYBOX.COM, INC.

                           DECEMBER 31, 1997 AND 1998

         (INFORMATION RELATING TO MARCH 31, 1998 AND 1999 IS UNAUDITED)

NOTE A--ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

    In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which defines derivatives, requires that all derivatives be carried at fair value, and provides for hedge accounting when certain conditions are met. SFAS No. 133 is effective for the Company in fiscal 2000. Although the Company has not fully assessed the implications of SFAS No. 133, the Company does not believe that adoption of this statement will have a material impact on the Company's financial position or results of operations.

UNAUDITED INTERIM FINANCIAL INFORMATION

    The financial information as of March 31, 1999 and for the three months ended March 31, 1998 and 1999 is unaudited, but includes all adjustments (consisting only of normal recurring adjustments) that the Company considers necessary for fair presentation of the financial position at such dates and the results of operations and cash flows for the periods then ended. Operating results for the three months ended March 31, 1999 are not necessarily indicative of results that may be expected for the entire year.

NOTE B--PROPERTY AND EQUIPMENT

    Components of property and equipment are:

                                                                     DECEMBER 31,  MARCH 31,
                                                                         1998         1999
                                                                     ------------  ----------
Equipment..........................................................   $   34,924   $   40,502
Computers..........................................................       84,160       94,408
Leasehold improvements.............................................        9,059       23,956
                                                                     ------------  ----------
                                                                         128,143      158,866
Accumulated depreciation and amortization..........................      (48,095)     (55,575)
                                                                     ------------  ----------
                                                                      $   80,048   $  103,291
                                                                     ------------  ----------
                                                                     ------------  ----------

NOTE C--LINE OF CREDIT

    The Company has a $100,000 line of credit with Wells Fargo Bank. The facility expires in November 1999 and the interest rate is 12.5%. Repayment is guaranteed by one of the Company's stockholders. At December 31, 1998, there was no balance owed.

NOTE D--PROPERTY HELD UNDER CAPITAL LEASE

    The Company leases equipment under capital leases expiring in various years through 2001. Assets and liabilities under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair value of the assets. The assets are amortized over five years. Amortization expense

                               BUSYBOX.COM, INC.

                           DECEMBER 31, 1997 AND 1998

         (INFORMATION RELATING TO MARCH 31, 1998 AND 1999 IS UNAUDITED)

NOTE D--PROPERTY HELD UNDER CAPITAL LEASE (CONTINUED) for assets held under capital leases was $3,291 in 1998, and $1,965 for the period ended March 31, 1999.

    The following is a summary of equipment held under capital lease:

                                                                      DECEMBER 31,   MARCH 31,
                                                                          1998         1999
                                                                      ------------  -----------
Equipment...........................................................   $   23,574    $  23,574
Accumulated amortization............................................       (3,291)      (5,256)
                                                                      ------------  -----------
                                                                       $   20,283    $  18,318
                                                                      ------------  -----------
                                                                      ------------  -----------

    Minimum future lease payments under the capital lease as of December 31, 1998 for each of the next three years and in the aggregate are as follows:

YEAR ENDED DECEMBER 31,
--------------------------------------------------------------------------------
    1999........................................................................   $   10,160
    2000........................................................................       10,160
    2001........................................................................        2,931
                                                                                  ------------
    Total minimum lease payments................................................       23,251
    Less amount representing interest...........................................        4,419
                                                                                  ------------
    Total.......................................................................   $   18,832
                                                                                  ------------
                                                                                  ------------
Presented on the balance sheet as of December 31, 1998, as follows:
  Current portion...............................................................   $    7,282
  Long-term debt................................................................       11,550
                                                                                  ------------
    Total.......................................................................   $   18,832
                                                                                  ------------
                                                                                  ------------

    The capital lease obligations have implicit interest rates of 10.92% to 25.65%.

NOTE E--COMMON STOCK

    In July 1997, the Company issued 300,000 shares of common stock to two persons in a private placement transaction in consideration of $174,167, consisting of property and services rendered, or $.58 per share. The related expense is included in the accompanying Statements of Operations for 1997.

    In July 1998, the Company issued 100,000 shares of common stock to one person in a private placement transaction in consideration of $58,385, consisting of services rendered, or $.58 per share. The related expense is included in the accompanying Statements of Operations for 1998.

    In December 1998, the Company amended its Certificate of Incorporation to increase the number of authorized no par value common shares from 3,000,000 shares to 6,000,000 shares. Also, in December 1998, the Company issued 1,225,000 shares of common stock to eight persons, including two officers and directors and two outside directors of the Company, in a private placement transaction in

                               BUSYBOX.COM, INC.

                           DECEMBER 31, 1997 AND 1998

         (INFORMATION RELATING TO MARCH 31, 1998 AND 1999 IS UNAUDITED)

NOTE E--COMMON STOCK (CONTINUED)
consideration of $2,450,000, consisting of $12,250 in accounts receivable and $2,437,750 in promissory notes, or $2 per share. The promissory notes bear interest at eight percent and are due and payable in December 2003, together with accrued interest.

    In March 1999, the Company amended its Certificate of Incorporation to change the par value of its common stock from no par value to $.01 par value per share, and to increase the number of authorized shares from 6,000,000 shares to 25,000,000 shares. The Company then approved a 2,000-for-1 stock split for all shares issued and outstanding. All references to number of shares and amounts per share herein have been adjusted to reflect the effect of the stock split and change in par value for all periods presented.

    In March 1999, the Company entered into a letter of intent with Barron Chase Securities, Inc. ("Underwriter"), a broker dealer firm and NASD member, to represent the Company in an initial public offering of its common stock and warrants on a "firm commitment" basis. The letter of intent requires that the Company pay certain expenses of the Underwriter in advance, and provides for ongoing investment banking services by the Underwriter and a right of first refusal to act as manager on future sales of the Company's securities for a period of five years.

NOTE F--INCOME TAXES

    No provision for Federal and state income taxes has been recorded as the Company incurred net operating losses in years prior to 1997. A reconciliation of the statutory income tax rate with the Company's effective tax rate for the year ended December 31 is as follows:

                                                                                  1997       1998
                                                                                ---------  ---------
Statutory rate................................................................       34.0%      34.0%
Nondeductible expenses........................................................        1.2       33.8
State income tax..............................................................        1.3        9.7
Utilization of net operating losses...........................................      (35.2)     (67.8)
                                                                                ---------  ---------
                                                                                      1.3%       9.7%
                                                                                ---------  ---------
                                                                                ---------  ---------

    The following table sets forth the primary components of deferred tax assets and liabilities at December 31:

                                                                           1997        1998
                                                                        ----------  ----------
Net operating loss carryforward.......................................  $   34,000  $   43,000
Valuation allowance...................................................      (9,000)     (9,000)
                                                                        ----------  ----------
Net deferred tax assets...............................................      25,000      34,000
Receivables and accruals..............................................      25,000      34,000
                                                                        ----------  ----------
                                                                        $       --  $       --
                                                                        ----------  ----------
                                                                        ----------  ----------

                               BUSYBOX.COM, INC.

                           DECEMBER 31, 1997 AND 1998

         (INFORMATION RELATING TO MARCH 31, 1998 AND 1999 IS UNAUDITED)

NOTE F--INCOME TAXES (CONTINUED)
    As of December 31, 1998, the Company has approximately $105,000 in loss carryforwards to offset Federal taxable income in future years, subject to limitations due to changes in ownership. The loss carryforwards expire in various years from 2012 to 2013.

    Deferred taxes arise from the differences in carrying values of certain assets and liabilities for tax and financial reporting purposes. The differences are primarily related to the Company's use of the cash basis of accounting for income tax purposes, use of accelerated depreciation methods for income tax purposes and the tax effect of net operating loss carryforwards. The valuation allowance for deferred tax assets did not change in 1997 and 1998.

NOTE G--COMMITMENTS

    The Company leases office space under operating leases expiring in 2000 with a three year option to renew. Minimum future lease payments under noncancelable operating leases having remaining terms in excess of one year for each of the next five years are as follows:

YEAR ENDING DECEMBER 31,                                                              AMOUNT
----------------------------------------------------------------------------------  ----------
1999..............................................................................  $   68,500
2000..............................................................................      72,000
                                                                                    ----------
Total.............................................................................  $  140,500
                                                                                    ----------
                                                                                    ----------

    Rent expense was $43,000 and $36,025 for the year ended December 31, 1997 and 1998, respectively.

NOTE H--RETIREMENT PLAN

    In January 1998, the Company established a qualified 401(k) Profit Sharing Plan for the benefit of all employees who have worked for the Company for at least three months. Employees may defer up to 20% of their annual compensation for individual income tax purposes through contributions to the plan. Employee contributions are fully vested when made. Company matching or discretionary contributions to the plan for the benefit of participating or all employees, respectively, may be made at the discretion of the board of directors of the Company. Employees begin vesting in employer contributions after two years of service and are fully vested after six years of service. The Company made no discretionary contributions to the plan in 1998. The Company pays all costs of administering the plan.

NOTE I--RELATED PARTY TRANSACTIONS

    The Company presently holds notes receivable from two officers of the Company for $5,000 each, which are included in other current assets in the accompanying balance sheets. The notes bear interest at the rate of 8% per year and are due and payable on or before December 31, 1999.

                               BUSYBOX.COM, INC.

                           DECEMBER 31, 1997 AND 1998

         (INFORMATION RELATING TO MARCH 31, 1998 AND 1999 IS UNAUDITED)

NOTE J--CONCENTRATION OF CREDIT AND GEOGRAPHIC INFORMATION

    In 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which was adopted by the Company in 1998. SFAS No. 131 requires companies to report financial information about its reportable operating segments, including segment profit and loss, certain revenue and expense items and segment assets, as well as information about revenues and major customers.

    The Company distributes digital media over the Internet. The Company grants credit to customers in the United States and Europe. Such credit is generally granted without requiring collateral. Consequently, the Company's ability to collect amounts due from customers is affected by the economic fluctuations in those industries and geographic regions, and is dependent on each customer's financial condition.

    Information as to the Company's revenue in different geographical areas is as follows:

                                                                         1997         1998
                                                                      ----------  ------------
United States.......................................................  $  466,918  $    620,112
United Kingdom......................................................     366,879       549,910
                                                                      ----------  ------------
                                                                      $  833,797  $  1,170,022
                                                                      ----------  ------------
                                                                      ----------  ------------

    The Company had sales to three significant customers which accounted for 44%, 24% and 9% of revenue in 1997 and 47%, 28% and 11% of revenue in 1998. One of these customers accounted for 81% of accounts receivable at December 31, 1998.

NOTE K--SUBSEQUENT EVENT

    In April 1999, the Company issued 1,185,000 shares of common stock to 45 persons in a private placement transaction in consideration of $2,370,000, or $2.00 per share, and net proceeds to the Company were $1,825,000. As a result of this transaction, pro forma stockholders' equity increased to $1,962,419.

                                     [LOGO]

                                    PART TWO
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    As permitted by Delaware law, the Company's Certificate of Incorporation includes a provision which provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for a breach of fiduciary duty as a director, except (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, which prohibits the unlawful payment of dividends or the unlawful repurchase or redemption of stock, or (iv) for any transaction from which the director derives an improper personal benefit. This provision is intended to afford directors protection against, and to limit their potential liability for monetary damages resulting from, suits alleging a breach of the duty of care by a director. As a consequence of this provision, stockholders of the Company will be unable to recover monetary damages against directors for action taken by them that may constitute negligence or gross negligence in performance of their duties unless such conduct falls within one of the foregoing exceptions. The provision, however, does not alter the applicable standards governing a director's fiduciary duty and does not eliminate or limit the right of the Company or any stockholder to obtain an injunction or any other type of nonmonetary relief in the event of a breach of fiduciary duty. Management of the Company believes this provision will assist the Company in securing and retaining qualified persons to serve as directors. The Company is unaware of any pending or threatened litigation against the Company or its directors that would result in any liability for which such director would seek indemnification or similar protection.

    Such indemnification provisions are intended to increase the protection provided directors and, thus, increase the Company's ability to attract and retain qualified persons to serve as directors. Because directors liability insurance is only available at considerable cost and with low dollar limits of coverage and broad policy exclusions, the Company does not currently maintain a liability insurance policy for the benefit of its directors although the Company may attempt to acquire such insurance in the future. The Company believes that the substantial increase in the number of lawsuits being threatened or filed against corporations and their directors and the general unavailability of directors liability insurance to provide protection against the increased risk of personal liability resulting from such lawsuits have combined to result in a growing reluctance on the part of capable persons to serve as members of boards of directors of public companies. The Company also believes that the increased risk of personal liability without adequate insurance or other indemnity protection for its directors could result in overcautious and less effective direction and management of the Company. Although no directors have resigned or have threatened to resign as a result of the Company's failure to provide insurance or other indemnity protection from liability, it is uncertain whether the Company's directors would continue to serve in such capacities if improved protection from liability were not provided.

    The provisions affecting personal liability do not abrogate a director's fiduciary duty to the Company and its shareholders, but eliminate personal liability for monetary damages for breach of that duty. The provisions do not, however, eliminate or limit the liability of a director for failing to act in good faith, for engaging in intentional misconduct or knowingly violating a law, for authorizing the illegal payment of a dividend or repurchase of stock, for obtaining an improper personal benefit, for breaching a director's duty of loyalty (which is generally described as the duty not to engage in any transaction which involves a conflict between the interest of the Company and those of the director) or for violations of the federal securities laws. The provisions also limit or indemnify against liability resulting from grossly negligent decisions including grossly negligent business decisions relating to attempts to change control of the Company.

    The provisions regarding indemnification provide, in essence, that the Company will indemnify its directors against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding arising out of the director's status as a director of the Company, including actions brought by or on behalf of the Company (shareholder derivative actions). The provisions do not require a showing of good faith. Moreover, they do not provide indemnification for liability arising out of willful misconduct, fraud, or dishonesty, for "short-swing" profits violations under the federal securities laws, or for the receipt of illegal remuneration. The provisions also do not provide indemnification for any liability to the extent such liability is covered by insurance. One purpose of the provisions is to supplement the coverage provided by such insurance. However, as mentioned above, the Company does not currently provide such insurance to its directors, and there is no guarantee that the Company will provide such insurance to its directors in the near future although the Company may attempt to obtain such insurance.

    The provisions diminish the potential rights of action which might otherwise be available to shareholders by limiting the liability of officers and directors to the maximum extent allowable under Delaware law and by affording indemnification against most damages and settlement amounts paid by a director of the Company in connection with any shareholders derivative action. However, the provisions do not have the effect of limiting the right of a shareholder to enjoin a director from taking actions in breach of his fiduciary duty, or to cause the Company to rescind actions already taken, although as a practical matter courts may be unwilling to grant such equitable remedies in circumstances in which such actions have already been taken. Also, because the Company does not presently have directors liability insurance and because there is no assurance that the Company will procure such insurance or that if such insurance is procured it will provide coverage to the extent directors would be indemnified under the provisions, the Company may be forced to bear a portion or all of the cost of the director's claims for indemnification under such provisions. If the Company is forced to bear the costs for indemnification, the value of the Company stock may be adversely affected. In the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act of 1933 is contrary to public policy and, therefore, is unenforceable.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following is an itemization of expenses, payable by the Company from the proceeds of this offering, incurred by the Company in connection with the issuance and distribution of the securities of the Company being offered hereby. All expenses are estimated except the SEC, NASD and Nasdaq Registration and Filing Fees. See "Use of Proceeds."

SEC Registration and Filing Fee(1)..............................  $   9,579
NASD Registration and Filing Fee(1).............................      3,278
Nasdaq Registration and Filing Fee(1)...........................     10,000
Transfer Agent Fees.............................................      1,500
Financial Printing..............................................     75,000
Accounting Fees and Expenses....................................     75,000
Legal Fees and Expenses.........................................    375,000
Blue Sky Fees and Expenses......................................     25,000
Underwriter's Nonaccountable Expense Allowance(2)...............    307,500
Underwriter's Advisory Fee......................................    108,000
Miscellaneous...................................................     10,143
                                                                  ---------
    TOTAL.......................................................  $1,000,000
                                                                  ---------
                                                                  ---------

------------------------

(1) Paid upon initial filing of this Registration Statement and related Prospectus.

(2) Includes $50,000 paid to date.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

    The Company was incorporated in the State of Delaware on October 26, 1995. The Company has authorized capital of 25,000,000 shares of common stock, $.01 par value. The Company has 5,260,000 shares of common stock issued and outstanding prior to this offering. See "Principal Stockholders" and "Description of Securities."

    In December 1995, the Company issued 2,450,000 shares of common stock to four persons, including three officers and directors of the Company, in a private placement transaction in consideration of $24,500, consisting of $1,000 in cash and $23,500 in services rendered, or $.01 per share.

    In July 1997, the Company issued 300,000 shares of common stock to two persons in a private placement transaction in consideration of $174,167, consisting of property and services rendered, or $.58 per share.

    In July 1998, the Company issued 100,000 shares of common stock to one person in a private placement transaction in consideration of $58,383, consisting of services rendered, or $.58 per share.

    In December 1998, the Company amended its Certificate of Incorporation to increase the number of authorized no par value common shares from 3,000,000 shares to 6,000,000 shares. Also, in December 1998, the Company issued 1,225,000 shares of common stock to eight persons, including two officers and one director and two outside directors of the Company, in a private placement transaction in consideration of $2,450,000, consisting of cash and promissory notes, or $2 per share.

    In March 1999, the Company amended its Certificate of Incorporation to change the par value of its common stock from no par value to $.01 par value per share, and to increase the number of authorized shares from 6,000,000 shares to 25,000,000 shares. The Company then approved a 2,000-for-1 stock split for all shares issued and outstanding. All references to number of shares and amounts per share herein have been adjusted to reflect the effect of the stock split and change in par value for all periods presented.

    In April 1999, the Company issued 1,185,000 shares of common stock to 45 persons, in a private placement transaction in consideration of $2,370,000, or $2 per share.

    All unregistered securities issued by the Company prior to this offering are deemed "restricted securities" within the meaning of that term as defined in Rule 144 and have been issued pursuant to certain "private placement" exemptions under Section 4(2) of the Securities Act of 1933, as amended, and certain rules and regulations as promulgated by the Securities and Exchange Commission, Washington, D.C. 20549, such that the sales of the securities to sophisticated investors were transactions by an issuer not involving any public offering. Such investors had access to information on the Company necessary to make an informed investment decision. See "Description of Securities."

    Reference is also made hereby to "Dilution," "Principal Stockholders," "Certain Transactions" and "Description of Securities" in the Prospectus for more information with respect to the previous issuance and sale of the Company's securities.

    All of the aforesaid securities have been appropriately marked with a restricted legend and are "restricted securities," as defined in Rule 144 of the rules and regulations of the Securities and Exchange Commission, Washington, D.C. 20549. All of the aforesaid securities were issued for investment purposes only and not with a view to redistribution, absent registration. All of the aforesaid persons have been fully informed and advised concerning the Registrant, its business, financial and other matters. Transactions by the Registrant involving the sales of these securities set forth above were issued pursuant to the "private placement" exemptions under the Securities Act of 1933, as amended, as transactions by an issuer not involving any public offering. The Registrant has been informed that each person is able to bear the economic risk of his investment and is aware that the securities were not registered under the Securities Act of 1933, as amended, and cannot be re-offered or re-sold until they have been so registered or until the availability of an exemption therefrom. The transfer agent and registrar of the Registrant will be instructed to mark "stop transfer" on its ledgers to assure that these securities will not be transferred absent registration or until the availability of an exemption therefrom is determined.

ITEM 27.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    The following is a list of Exhibits filed herewith by busybox.com, inc. as part of the SB-2 Registration Statement and related Prospectus:

      1.0 Form of Underwriting Agreement.
      1.1 Selected Dealer Agreement.
      3.0 Certificate of Incorporation (Delaware), dated October 1995.
      3.1 Certificate of Amendment of Certificate of Incorporation, dated December
          1998.
      3.2 Amended and Restated Certificate of Incorporation (Delaware), dated
          December 1998.
      3.3 By-laws, as amended.
      4.0 Specimen Copy of Common Stock Certificate.*
      4.1 Form of Warrant Certificate.*
      4.2 Form of Underwriter's Warrant Agreement.
      5.0 Opinion of Thomas T. Prousalis, Jr., Esq. for Registrant.*
     10.0 Employment Agreement, Patrick A. Grotto, dated January 1999.
     10.1 Employment Agreement, Rosanne Esposito, dated January 1999.
     10.2 Employment Agreement, Todd L. Carter, dated January 1999.
     10.3 Employment Agreement, Jon M. Bloodworth, Esq., dated January 1999.
     10.4 Employment Agreement, Mark B. Leffers, C.P.A., dated January 1999.
     10.5 Financial Advisory Agreement.
     10.6 Merger and Acquisition Agreement.
     10.7 Revised Master Agreement for Services, Corbis Corporation, dated May
          1998.
     10.8 Maintenance Agreement, Corbis Corporation, dated May 1998.
     23.0 Consent of Thomas T. Prousalis, Jr., Esq. is contained on page II-7 of the Registration Statement.
     24.0 Consent of Grant Thornton LLP is contained on page II-8 of the Registration Statement.
     24.1 Power of Attorney appointing Patrick A. Grotto is contained on page II-6 of the Registration Statement.

------------------------

*   To be filed by subsequent amendment.

ITEM 28.  UNDERTAKINGS

    The undersigned Registrant hereby undertakes to provide to participating broker-dealers, at the closing, certificates in such denominations and registered in such names as required by the participating broker-dealers, to permit prompt delivery to each purchaser.

    The undersigned Registrant also undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement:

           (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

           Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    This Registration Statement consists of the following:

       1.  Facing page.
       2.  Cross-Reference Sheet.
       3.  Prospectus.
       4.  Complete text of Items 24-28 in Part Two of Registration Statement.
       5.  Exhibits.
       6.  Signature page.
       7.  Consents of:
           Thomas T. Prousalis, Jr., Esq.
           Grant Thornton LLP

                                   SIGNATURES

    In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Washington, District of Columbia, on June 9, 1999.

                                By:               PATRICK A. GROTTO
                                     -------------------------------------------
                                                  Patrick A. Grotto
                                                Chairman of the Board

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Patrick A. Grotto his true and lawful attorney-in-fact, with full capacities, to sign any and all Amendments (including post-effective Amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, Washington, D.C. 20549, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

                SIGNATURE                                                TITLE                                     DATE
------------------------------------------  ----------------------------------------------------------------  ---------------

            PATRICK A. GROTTO
    ---------------------------------       Chairman of the Board, Chief Executive Officer                       June 9, 1999
            Patrick A. Grotto

             ROSANNE ESPOSITO
    ---------------------------------       President, Chief Operating Officer, Director                         June 9, 1999
             Rosanne Esposito

              TODD L. CARTER
    ---------------------------------       Vice President, Chief Technology Officer                             June 9, 1999
              Todd L. Carter

         JON M. BLOODWORTH, ESQ.
    ---------------------------------       Vice President, General Counsel, Secretary, Director                 June 9, 1999
         Jon M. Bloodworth, Esq.

         MARK B. LEFFERS, C.P.A.
    ---------------------------------       Vice President, Treasurer, Chief Financial Officer                   June 9, 1999
         Mark B. Leffers, C.P.A.

        PETER A. SELIGMANN, PH.D.
    ---------------------------------       Director                                                             June 9, 1999
        Peter A. Seligmann, Ph.D.

          MICHAEL H. GLAWE, ESQ.
    ---------------------------------       Director                                                             June 9, 1999
          Michael H. Glawe, Esq.

                               CONSENT OF COUNSEL

    The consent of Thomas T. Prousalis, Jr., Esq., 1919 Pennsylvania Avenue, N.W., Suite 800, Washington, D.C. 20006, to the use of his name in this Form SB-2 Registration Statement, and related Prospectus, as amended, of busybox.com, inc. is contained in his opinion filed as Exhibit 5.0 hereto.

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

    We have issued our report dated March 24, 1999 (except for Note K as to which the date is June 7, 1999) accompanying the Financial Statements of busybox.com, inc. contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts."

                                          GRANT THORNTON LLP

San Francisco, California
June 9, 1999

                                      II-8